CLOVIS COMMUNITY BANK

1999 ANNUAL REPORT TO SHAREHOLDERS

A Legacy of Pride - A Future of Promise

As we reflect on the first twenty years of Clovis Community Bank, many successes and milestones come to mind. And many familiar faces come to mind too. Some faces we've served since the day we opened in 1980. Others have only recently become customers of the Bank. But they are all greeted by name and always with a smile. That level of personal service is the greatest legacy of our first twenty years.

We are also excited about our future. As more people are drawn to Clovis Community Bank by our uniquely personal approach to banking, we are growing to meet their financial needs. As always, we continue to enhance not only our local accessibility but also our complete line of support and loyalty we have enjoyed and look forward to ensuring that Clovis Community Bank's next twenty years are as richly satisfying and successful as our first twenty.

To Our Shareholders:

The past year saw a return to profitability and was the Bank's best year in earnings since 1995. While this financial performance can and should be improved upon in the future, it is proof positive that the Bank's past financial and structural problems have been addressed.

Clovest Proves Costly, But Its Now Discontinued
We have made significant progress in the discontinuance of Clovest Corporation, the Bank's real estate investment subsidiary. All projects were completed and sold during 1999 except one residential lot development. These reductions accounted for approximately $6 million in reduction of assets and liabilities during the past year.

[PHOTOGRAPH - DANIEL J. DOYLE, PRESIDENT AND CEO]

New Systems will Protect the Bank Against Risk
Charge-offs and additions to the allowance for loan and lease losses were significant for the year. An analysis of the loans shows that they were all underwritten in previous years, before new credit processes and structures were put in place. We are confident that proper systems and measurement tools are now in place to monitor the Bank's risk in an accurate and timely fashion.

[PHOTOGRAPH - DANIEL CUNNINGHAM, CHAIRMAN OF THE BOARD]

Experienced New Management Team In Place
During 1999, changes were made to supplement and support the Bank's leadership with the additions to the five key senior management team members, bringing over 125 combined years of banking experience to the organization. By adding a Manager of Retail and Consumer Banking, a Manager of Commercial and Business Banking and Manager of Credit Administration/Senior Credit Officer, we have enabled the Bank to more effectively meet the needs of every segment of our clientele.

[PHOTOGRAPH - WANDA L. ROGERS, ROGERS HELICOPTERS, INC.]

Bank Prevents Bite of "Y2K Bug"
There were, of course, significant efforts and financial resources invested in preparing for the year 2000, or Y2K. The planning, testing, new equipment, communication and hard work paid off. No negative impact occurred in the Bank's systems or service. We offer our deepest appreciation to our customers and shareholders for the confidence they displayed in our Bank during this time of national uncertainty.

[PHOTOGRAPH - DAVID E. COOK, RETIRED]

Modest Improvements In Local Economy Are Encouraging
The economy in our local market did show some improvement, as unemployment finally fell to single digits during part of the year. The Central Valley as a whole is still behind the growth experienced in other parts of California. However, long-term growth is considered to be positive for the Central Valley Region.

[PHOTOGRAPH - SID COX, COX COMMUNICATIONS]

Bank Capitalizes on 20-Year Record of Unchanged Strength & Stability
The financial service industry continued to experience changes with mergers, acquisitions and new regulations being effected nationally. In order to capitalize on these changes, which generally are seen negatively by banking customers, our advertising message focused on the fact that Clovis Community Bank was preparing to enter its 20th year in business and remained the only bank in the market that had not been acquired, changed its name or gone out of business in the last twenty years. We combined the message with an invitation to use our SwitchKit, which was mailed to targeted businesses and consumers to encourage them to switch to Clovis Community Bank.

New Products Reflect Input From Bank Customers
While we are organized by customer segments and not products, and while we attribute our success to our exceptional team of employees and shareholders, we are committed to continuing to ask our customers what we can do to meet their needs. By listening to them, we added our new Debit/Check Card, QuickLoan, QuickLine and QuickLease; received SBA Preferred Lender status; and added our Bank@Work program for individuals who are employed by our business customers. In addition, we installed a Marketing Customer Information System (MCIF) to assist us in monitoring the growth of the Bank by product segment and allowing us to better understand our customer's needs.

Bank Staff Sharpens Its Sales Focus
To effectively meet the needs of our customers, in an increasingly competitive environment, the Bank spent considerable time in recruiting new sales-oriented employees, providing training, developing incentive programs, and implementing a new needs-based sales culture throughout the Bank.

[PHOTOGRAPH - STEVEN D. MCDONALD, MCDONALD PROPERTIES]

Stock Price Consistent With National Trend
One area of disappointment to us all is the Bank's stock price decline in 1999. The market did not reward us for our progress or our return to profitability. Overall, the financial services industry was not "in favor" during this year, as evidenced by the significant decline in the value of nearly all bank stocks during 1999. Some of this was due to increased rates by the Federal Reserve, concerns about Y2K and fear that bank profits would decline. Some was due to concerns that if the economy began a recession, bank loans might deteriorate. And in some cases, the market was more interested in high-tech stocks. In our case, we have limited amounts of stock sales, our stock price can be greatly affected by small sales of shares which generally can take place through Internet trading or discount brokerage firms.

[PHOTOGRAPH - LOUIS MCMURRAY, CHARLES MCMURRAY COMPANY]

Quality Employees Are Key to Continued Success
As we look to the year 2000 and beyond, we are excited about the opportunities for our Bank. Our Mission Statement and strategic plan clearly express our goal of providing long-term shareholder value and meeting the needs of our community. Our key focus in 2000 is to improve earnings and continue to improve asset quality. In order to broaden our competitive advantage, we will continue to provide local decision-making and employees empowered to deliver personal and professional customer solutions. The Clovis Community Bank advantage is that our employees, our products, and our entire organization is focused on meeting customer needs. We strongly believe customer satisfaction and shareholder value all rest on the quality of our team.

[PHOTOGRAPH - WILLIAM SMITTCAMP, WAWONA FROZEN FOODS]

New Services & Offices Planned for 2000
As we have listened to our customers, we feel now is the appropriate time to offer Internet Banking. This project is underway and expected to be available for all customers at the end of the second quarter. Likewise, responding to an opportunity created by another merger in our local market, we will be opening a new branch in the prestigious Fig Garden Village shopping center early in the second quarter. This allows us to serve our existing customers in this popular area, while expanding into one of our strategic business niches: the professional market. Additionally, we will be opening a Commercial Banking Center in the fast-growing River Park business district. This Center will be staffed with key professional bankers. In order to accommodate this move, we will integrate one of our three In-Store banking offices into the River Park facility thus creating a full-service office. We will relocate and close one of our in-store branches to accommodate these changes.

[PHOTOGRAPH - HOSHITO TAKEHASHI, INVESTMENTS]

Looking Ahead To Continued Success In The New Millennium
A new and very experienced management team, combined with our outstanding new and existing employees, have created a solid foundation upon which the Bank can continue our record of service, stability and satisfaction. As we reflect on the past 20 years, we appreciate your patience and support during those times. And as we look ahead to growing and building our organization for the next 20 years, we are committed to earning your business and rewarding your confidence every day.

[PHOTOGRAPH - JOSEPH WEIRICK, INVESTMENTS]

/s/ DANIEL N. CUNNINGHAM               /s/ DANIEL J. DOYLE
----------------------------------     ----------------------------------------
Daniel N. Cunningham                   Daniel J. Doyle
Chairman of the Board                  President and Chief Executive Officer



Mission Statement

As a Full-Service Community Bank We Are Committed To:
- Providing the full range of financial products and services required by our customers.
- Contributing to the quality of life throughout the Central Valley communities we serve.
- Providing superior customer service to be delivered in a highly professional, but very personal, manner that promotes trust and confidence.
-    Maintaining a positive work environment for our team members.
-    Continuing to maximize shareholder value.

Being the Best we can be!

Business

     Clovis Community Bank is a California State chartered bank with deposit accounts insured by the Federal Deposit Insurance Corporation.

     The Bank commenced operations on January 10, 1980 and currently operates full-service offices in Clovis, Fresno, Shaver Lake and Prather. Three of the offices are in-store facilities in Save Mart Supermarkets offering extended hours, including Saturday and Sunday hours, for the benefit of our customers. The Bank has increased the products and services offered to consumers and has provided emphasis on needs-based selling within the branch environment. Internet banking is expected to be provided to customers at the end of the second quarter of 2000.

     The Bank operates a Real Estate Office where all real estate related transactions are processed, including residential and commercial interim construction loans, and all types of single family residential loans. The Bank also has an SBA Lending Department to complement its commercial banking services. In addition, the Bank expects to open a seventh branch at Fig Garden Village in Fresno during the second quarter of 2000. An additional commercial banking center is also expected to open in the second quarter in the River Park area of Fresno while closing one of the In-Store offices.

     Clovis Community Bank has built a reputation for quality, efficient banking service based on personalized relationship banking for businesses, individuals and professionals. The business sector has been a primary area of growth within the Bank as its reputation as a lender and provider of business banking services has expanded. This sector is further serviced by courier service for commercial/business customers in the surrounding industrial area.

     Account services include checking, savings, money market accounts and time certificates of deposit. Loan services include commercial/business loans, consumer loans, MasterCard and Visa credit cards and all types of real estate loans.

     The Bank maintains state of the art data processing and information systems, 24-hour customer access to account information, deposit and withdrawal history, loan history, interest earned or paid and the ability to transfer funds via touch-tone phone through "BANKLINE". Automated teller machines are available at all six offices.

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                           DECEMBER 31, 1999 AND 1998

                                                                                 1999                 1998
                                                                              -------------       -------------
                             ASSETS

Cash and due from banks                                                       $  14,087,796       $  10,801,115
Federal funds sold                                                                8,921,000          10,440,000
Available-for-sale investment securities (Note 2)                                54,170,377          56,452,484
Held-to-maturity investment securities (market value of
   $7,721,617 in 1998) (Note 2)                                                                       7,228,017
Loans, less allowance for credit losses of $2,236,342 in 1999
   and $2,949,171 in 1998 (Notes 3, 13 and 17)                                   79,017,405          71,693,223
Equipment leased to others, net (Note 4)                                          2,437,118           2,357,235
Bank premises and equipment, net (Notes 5 and 13)                                 1,507,638           1,736,035
Other real estate, net of a valuation allowance of $36,305 in
   1999 and $593,668 in 1998 (Note 6)                                                48,148             712,813
Investments in real estate, net of a valuation allowance of
   $938,757 in 1999 and $901,641 in 1998 (Note 7)                                   502,321           7,251,222
Accrued interest receivable and other assets
   (Notes 8, 11 and 16)                                                           6,311,152           6,415,904
                                                                              -------------       -------------

                                                                              $ 167,002,955       $ 175,088,048
                                                                              =============       =============

                         LIABILITIES AND
                      SHAREHOLDERS' EQUITY

Deposits:
   Non-interest bearing                                                       $  34,965,565       $  35,750,459
   Interest bearing (Note 9)                                                    114,181,818         116,255,868
                                                                              -------------       -------------

         Total deposits                                                         149,147,383         152,006,327

Notes payable (Notes 4 and 10)                                                      250,366           5,972,423
Accrued interest payable and other liabilities (Note 16)                          1,789,694           1,934,763
                                                                              -------------       -------------

         Total liabilities                                                      151,187,443         159,913,513
                                                                              -------------       -------------

Commitments and contingencies (Notes 12 and 13)

Shareholders' equity (Note 14):
   Common stock, no par value; 2,812,500 shares
     authorized, 1,303,459 and 1,169,067 shares issued
     and outstanding in 1999 and 1998, respectively                               6,465,236           3,913,798
   Retained earnings                                                              9,737,276          11,367,237
   Accumulated other comprehensive loss (Notes 2 and 18)                           (387,000)           (106,500)
                                                                              -------------       -------------

                                                                                 15,815,512          15,174,535
                                                                              -------------       -------------

                                                                              $ 167,002,955       $ 175,088,048
                                                                              =============       =============

                     THE ACCOMPANYING NOTES ARE AN INTEGRAL
                       PART OF THESE FINANCIAL STATEMENTS.

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                         1999                   1998                 1997
                                                     ------------           ------------         ------------
Interest income:
   Interest and fees on loans                        $  7,719,899           $  8,671,527         $ 10,492,240
   Interest on Federal funds sold                         327,409                530,348              453,064
   Interest on deposits in banks                           15,054                 10,650               17,485
   Interest and dividends on investment
     securities:
       Taxable                                          2,824,774              2,242,488            1,055,744
       Exempt from Federal income
         taxes                                            466,222                457,113              460,300
                                                     ------------           ------------         ------------

           Total interest income                       11,353,358             11,912,126           12,478,833
                                                     ------------           ------------         ------------

Interest expense:
   Interest on deposits (Note 9)                        3,296,176              3,976,883            3,943,115
   Other (Note 10)                                         48,217                 79,556               45,420
                                                     ------------           ------------         ------------

           Total interest expense                       3,344,393              4,056,439            3,988,535
                                                     ------------           ------------         ------------

           Net interest income before
              provision for credit losses               8,008,965              7,855,687            8,490,298

Provision for credit losses (Note 3)                    1,270,000              1,721,566            2,346,000
                                                     ------------           ------------         ------------

           Net interest income after
              provision for credit losses               6,738,965              6,134,121            6,144,298
                                                     ------------           ------------         ------------

Non-interest income:
   Service charges                                      1,012,076                932,936              852,620
   Rentals from equipment leased
     to others                                          1,273,629              1,057,349            1,055,004
   Loan placement fees                                    215,306                259,578              216,261
   Net realized losses on sales of
     investment securities (Note 2)                       (47,629)                                     (8,656)
   Other income                                           543,269                426,991              498,902
                                                     ------------           ------------         ------------

           Total non-interest income                    2,996,651              2,676,854            2,614,131
                                                     ------------           ------------         ------------

                                   (CONTINUED)

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                          1999                  1998                  1997
                                                     ------------           ------------         ------------
Non-interest expenses:
   Salaries and employee benefits
     (Notes 3 and 16)                                $  3,853,412           $  3,727,856         $  3,102,309
   Occupancy and equipment (Notes 5
     and 13)                                              640,091                621,002              745,605
   Depreciation and provision for losses
     on equipment leased to others (Note 4)             1,080,410                914,620              858,009
   Other expense (Note 15)                              3,237,204              3,486,749            3,041,314
                                                     ------------           ------------         ------------

           Total non-interest expenses                  8,811,117              8,750,227            7,747,237
                                                     ------------           ------------         ------------

           Income from continuing oper-
              ations before income taxes                  924,499                 60,748            1,011,192

Income tax expense (benefit) (Note 11)                    207,700               (149,000)             239,800
                                                     ------------           ------------         ------------

           Net income from continuing
              operations                                  716,799                209,748              771,392
                                                     ------------           ------------         ------------

 Discontinued operations (Note 7):
   Gain (loss) from operations of Clovest
     less applicable income tax expense
     (benefit) of $800, $(422,000) and
     $(146,300) for the years ended
     December 31, 1999, 1998 and 1997,
     respectively                                           1,194               (601,967)            (209,211)
                                                     ------------           ------------         ------------

           Net income (loss)                         $    717,993           $   (392,219)        $    562,181
                                                     ============           ============         ============
Basic earnings per share from
   continuing operations (Note 14)                   $        .56    $               .17         $        .63
                                                     ============           ============         ============

Diluted earnings per share from
   continuing operations (Note 14)                   $        .55    $               .16         $        .59
                                                     ============           ============         ============

Basic earnings (loss) per share (Note 14)            $        .56    $              (.31)        $        .46
                                                     ============           ============         ============

Diluted earnings (loss) per share (Note 14)          $        .55    $              (.30)        $        .43
                                                     ============           ============         ============

                     THE ACCOMPANYING NOTES ARE AN INTEGRAL
                       PART OF THESE FINANCIAL STATEMENTS.

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                                          ACCUMULATED
                                                        COMMON STOCK                         OTHER
                                                  -----------------------    RETAINED   COMPREHENSIVE  SHAREHOLDERS'  COMPREHENSIVE
                                                    SHARES      AMOUNT       EARNINGS    INCOME(LOSS)     EQUITY       INCOME(LOSS)
                                                  ----------  -----------  ------------ -------------  ------------   -------------
Balance, January 1, 1997                           1,101,990  $ 3,114,159  $ 11,642,533   $   39,926   $ 14,796,618

Comprehensive income (Note 18):
   Net income                                                                   562,181                     562,181    $  562,181
   Other comprehensive income, net of tax:
       Unrealized gains on available-for-sale
          investment securities                                                              149,674        149,674       149,674
                                                                                                                       ----------

           Total comprehensive income                                                                                  $  711,855
                                                                                                                       ==========
Cash dividend $.40 per share                                                   (445,258)                   (445,258)
Stock options exercised and related tax
  benefit (Note 14)                                   11,160      132,389                                   132,389
                                                  ----------  -----------  ------------   ----------   ------------

Balance, December 31, 1997                         1,113,150    3,246,548    11,759,456      189,600     15,195,604

Comprehensive loss (Note 18):
   Net loss                                                                    (392,219)                   (392,219)   $ (392,219)
   Other comprehensive loss, net of tax:
       Unrealized losses on available-for-sale
         investment securities                                                              (296,100)      (296,100)     (296,100)
                                                                                                                       ----------
           Total comprehensive loss                                                                                    $ (688,319)
                                                                                                                       ==========
Stock options exercised and related tax
  benefit (Note 14)                                   55,917      667,250                                   667,250
                                                  ----------  -----------  ------------   ----------   ------------

Balance, December 31, 1998                         1,169,067    3,913,798    11,367,237     (106,500)    15,174,535
                                                  ----------  -----------  ------------   ----------   ------------

                                   (CONTINUED)

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                   (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                                                          ACCUMULATED
                                                        COMMON STOCK                         OTHER
                                                  -----------------------    RETAINED   COMPREHENSIVE  SHAREHOLDERS'  COMPREHENSIVE
                                                    SHARES      AMOUNT       EARNINGS    INCOME(LOSS)     EQUITY       INCOME(LOSS)
                                                  ----------  -----------  ------------ -------------  ------------   -------------
Balance, December 31, 1998                         1,169,067  $ 3,913,798  $ 11,367,237   $ (106,500)  $ 15,174,535

Comprehensive income (Note 18):
   Net income                                                                   717,993                     717,993    $  717,993
   Other comprehensive loss, net of tax:
       Unrealized losses on available-for-sale
          investment securities (Note 2)                                                    (280,500)      (280,500)     (280,500)
                                                                                                                       ----------

           Total comprehensive income                                                                                  $  437,493
                                                                                                                       ==========

Common stock dividend - 10%                          117,217    2,344,340    (2,344,340)
Common stock dividend - fractional shares                                        (3,614)                     (3,614)
Stock options exercised and related tax
  benefit (Note 14)                                   17,175      207,098                                   207,098
                                                  ----------  -----------  ------------   ----------   ------------

Balance, December 31, 1999                         1,303,459  $ 6,465,236  $  9,737,276   $ (387,000)  $ 15,815,512
                                                  ==========  ===========  ============   ==========   ============

Disclosure of reclassification amount, net of taxes:

   Unrealized holding losses arising during 1999                                          $ (309,077)
   Reclassification adjustment for net losses
     included in net income                                                                   28,577
                                                                                          ----------

   Net unrealized losses on available-for-sale
     investment securities                                                                $ (280,500)
                                                                                            ==========

                     THE ACCOMPANYING NOTES ARE AN INTEGRAL
                       PART OF THESE FINANCIAL STATEMENTS.

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                   1999              1998               1997
                                                              ------------       ------------       ------------
Cash flows from operating activities:
   Net income (loss)                                          $    717,993       $   (392,219)      $    562,181
   Adjustments to reconcile net income (loss) to net
     cash provided by operating activities from
     continuing operations:
     Net (income) loss from discontinued operations                 (1,194)           601,967            209,211
     Provision for credit losses                                 1,270,000          1,721,566          2,346,000
     Provision for losses on other real estate                      39,126            217,000            157,959
     Gain on sale of equipment leased to others                    (43,165)           (22,869)           (49,244)
     Net decrease in deferred loan fees                           (149,983)           (88,393)          (156,029)
     Depreciation, accretion and amortization, net               2,231,647          1,808,431          1,726,147
     Net realized losses on sales of available-for-sale
       investment securities                                        47,629                                 8,656
     (Gain) loss on sale of equipment                              (12,309)             4,413             16,050
     Gain on sale of other real estate                             (86,473)          (102,483)
     Reduction in carrying value of bank premises
       and equipment                                               161,612            175,500
     Net (increase) decrease in accrued interest
       receivable and other assets                                (376,680)         1,069,504            400,544
     Net (decrease) increase in accrued interest
       payable and other liabilities                              (125,241)            82,270           (559,995)
     Deferred income tax expense (benefit)                         645,000         (1,095,000)          (683,000)
                                                              ------------       ------------       ------------
       Net cash provided by operating activities of
         continuing operations                                   4,317,962          3,979,687          3,978,480
                                                              ------------       ------------       ------------

Cash flows from investing activities:
   Purchases of available-for-sale investment securities       (28,359,004)       (39,509,404)       (12,628,833)
   Proceeds from sale of available-for-sale investment
     securities                                                 11,773,416                             8,578,882
   Proceeds from principal repayments of available-for-
     sale investment securities                                 12,706,547          7,706,916          1,707,519
   Proceeds from called and matured available-for-sale
     investment securities                                      12,041,812
   Proceeds from matured held-to-maturity investment
     securities                                                                       155,000            185,000
   Net (increase) decrease in loans                             (8,794,798)        14,918,119         (1,965,265)
   Purchases of premises and equipment                            (260,380)          (196,252)          (644,290)
   Proceeds from sale of equipment                                   6,000                                 8,000
   Proceeds from sale of other real estate                       1,062,611            899,752            252,345
   Purchase of equipment leased to others                       (1,818,117)          (866,522)          (839,106)
   Proceeds from sale of equipment leased to others                852,932            176,132            861,259
                                                              ------------       ------------       ------------
       Net cash used in investing activities of
         continuing operations                                    (788,981)       (16,716,259)        (4,484,489)
                                                              ------------       ------------       ------------

                                   (CONTINUED)

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                    1999               1998               1997
                                                                ------------       ------------       ------------
Cash flows from financing activities:
   Net increase in demand, interest-bearing and
     savings deposits                                           $  3,802,731       $ 11,717,800       $  5,527,862
   Net (decrease) increase in time deposits                       (6,661,675)        (2,567,275)         7,273,009
   Payments on notes payable for equipment leased to
     others                                                         (761,949)          (468,991)          (534,993)
   Dividends paid on common stock                                                                         (445,258)
   Cash paid for fractional shares                                    (3,614)
   Proceeds from exercise of stock options                           143,093            206,232             76,326
   Net decrease in Federal funds purchased                                                              (1,500,000)
                                                                ------------       ------------       ------------

       Net cash (used in) provided by financing activities
         of continuing operations                                 (3,481,414)         8,887,766         10,396,946
                                                                ------------       ------------       ------------

Cash provided by discontinued operations                           1,720,114          3,322,219            416,983
                                                                ------------       ------------       ------------

       Increase (decrease) in cash and cash equivalents            1,767,681           (526,587)        10,307,920

Cash and cash equivalents at beginning of year                    21,241,115          21,767,70         11,459,782
                                                                ------------       ------------       ------------

Cash and cash equivalents at end of year                        $ 23,008,796       $ 21,241,115       $ 21,767,702
                                                                ============       ============       ============

Supplemental disclosure of cash flow information:

   Cash paid (refunded) during the year for:
     Interest expense                                           $  3,411,303       $  4,106,864       $  3,910,180
     Income taxes                                               $   (448,261)      $    436,895       $    431,928

Non-cash investing activities:
   Real estate acquired through foreclosure, net of
     valuation allowances                                       $    490,205       $    706,049       $     24,026

   Receivable recorded from Small Business
     Administration in connection with foreclosed
     property                                                   $    139,606

   Net change in unrealized (loss) gain on available-
     for-sale investment securities                             $   (470,900)      $   (470,100)      $    237,625

   Transfer of held-to-maturity investment securities
     to available-for-sale investment securities                $  7,228,017

Non-cash financing activities:
   Purchase of equipment leased to others through
     issuance of notes payable                                  $    132,363       $    767,360       $    650,792


                     THE ACCOMPANYING NOTES ARE AN INTEGRAL
                       PART OF THESE FINANCIAL STATEMENTS.

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     GENERAL

     Clovis Community Bank (the "Bank") operates six branches in Clovis, north Fresno, and northeast Fresno County, California. The Bank?s primary source of revenue is providing loans to customers who are predominately small and middle-market businesses and middle-income individuals. Another significant source of revenue includes arrangements to lease computer equipment to various entities located throughout the United States. In addition, the Bank engaged in real estate development activities through its subsidiary, Clovest Corporation (Clovest). Such real estate development activities consisted primarily of the acquisition, development and sale of residential homes, homesite lots and senior citizen housing in the Fresno and Clovis areas through various partnerships and limited liability companies (LLCs) in which Clovest is a general partner or manager. As discussed in Note 7, on July 15, 1998, the Clovest Board of Directors adopted a plan to discontinue the operations of Clovest. The accounting and reporting policies of Clovis Community Bank and subsidiaries conform with generally accepted accounting principles and prevailing practices within the banking industry.

     Certain reclassifications have been made to prior years' balances to conform to classifications used in 1999.

     BASIS OF PRESENTATION

     The consolidated financial statements include the Bank and its wholly-owned subsidiaries, Clovest and Clovis Securities Corporation (currently inactive). The operating results of Clovest are reflected as discontinued operations for all periods presented. All significant intercompany accounts and transactions are eliminated.

     INVESTMENT SECURITIES

     Investments are classified into the following categories:

          - Available-for-sale securities, reported at fair value, with unrealized gains and losses excluded from earnings and reported, net of taxes, as accumulated other comprehensive income (loss) within shareholders' equity.

          - Held-to-maturity securities, which management has the positive intent and ability to hold to maturity, reported at amortized cost, adjusted for the accretion of discounts and amortization of premiums.

     Management determines the appropriate classification of its investments at the time of purchase and may only change the classification in certain limited circumstances. All transfers between categories are accounted for at fair value.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS 133), ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which was subsequently amended by SFAS 137 to delay the effective date. Upon adoption, SFAS 133 allows the transfer of held-to-maturity investment securities into the available-for-sale category without calling into question an entity's intent to hold other debt securities to maturity in the future. The Bank adopted SFAS 133 as of April 1, 1999. No derivative instruments were held and, accordingly, there is no transition adjustment reported in these financial statements. However, all held-to-maturity investment securities were transferred to the available-for-sale category and the unrealized holding gain at the date of transfer was included in accumulated other comprehensive income.

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     INVESTMENT SECURITIES (Continued)

     Gains or losses on the sale of investment securities are computed on the specific identification method. Interest earned on investment securities is reported in interest income, net of applicable adjustments for accretion of discounts and amortization of premiums. In addition, unrealized losses that are other than temporary are recognized in earnings for all investments.

     LOANS

     Loans are stated at principal balances outstanding. Interest is accrued daily based upon outstanding loan balances. However, when, in the opinion of management, loans are considered impaired and the future collectibility of interest and principal is in serious doubt, a loan is placed on nonaccrual status and the accrual of interest income is suspended. Any interest accrued but unpaid is charged against income. Payments received are applied to reduce principal to the extent necessary to ensure collection. Subsequent payments on these loans, or payments received on nonaccrual loans for which the ultimate collectibility of principal is not in doubt, are applied first to earned but unpaid interest and then to principal.

     An impaired loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due (including both principal and interest) in accordance with the contractual terms of the loan agreement.

     Substantially all loan origination fees, commitment fees, direct loan origination costs and purchase premiums and discounts on loans are deferred and recognized as an adjustment of yield, to be amortized to interest income over the contractual term of the loan. The unamortized balance of deferred fees and costs is reported as a component of net loans.

     ALLOWANCE FOR CREDIT LOSSES

     The allowance for credit losses is maintained to provide for losses related to impaired loans and other losses that can be expected to occur in the normal course of business. The determination of the allowance is based on estimates made by management, to include consideration of the character of the loan portfolio, specifically identified problem loans, potential losses inherent in the portfolio taken as a whole and economic conditions in the Bank's service area. These estimates are particularly susceptible to changes in the economic environment and market conditions. The allowance is established through a provision for credit losses which is charged to expense. Management considers the allowance for credit losses adequate to cover losses inherent in the loan portfolio.

     EQUIPMENT LEASED TO OTHERS

     The Bank enters into leasing arrangements through certain leasing brokers to lease computer equipment to various entities. Computer equipment leased to others under operating leases is depreciated on a straight-line basis over the lease term to an estimated residual value. Related rental income is recorded when earned.

     The Bank maintains an allowance for residual losses based upon management's assessment of various factors affecting residual values. Management considers the allowance for residual losses adequate to cover any potential losses in the lease portfolio.

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     OTHER REAL ESTATE

     Other real estate includes real estate acquired in full or partial settlement of loan obligations. When property is acquired, any excess of the Bank's recorded investment in the loan balance and accrued interest income over the estimated fair market value of the property is charged against the allowance for credit losses. A valuation allowance for losses on other real estate is maintained to provide for temporary declines in value. The allowance is established through a provision for losses on other real estate and is included in other expenses. Subsequent gains or losses on sales or writedowns resulting from permanent impairments are recorded in other income or expense as incurred.

     BANK PREMISES AND EQUIPMENT

     Bank premises and equipment are carried at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets. The useful lives of Bank premises are estimated to be between twenty and forty years. The useful lives of improvements to Bank premises, furniture, fixtures and equipment are estimated to be three to fifteen years. Leasehold improvements are amortized over the life of the asset or the term of the related lease, whichever is shorter. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to expense as incurred.

     The Bank evaluates premises and equipment for financial impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. Based upon these evaluations, the Bank recorded an adjustment to the carrying value of certain long-lived assets in 1999 and 1998 (Note 5).

     REAL ESTATE INVESTMENTS

     Real estate held for investment is held in the Bank's subsidiary, Clovest, and is recorded at the lower of cost or net realizable value through the use of a valuation allowance. The allowance is established through a provision for losses on real estate investments which is included in losses from discontinued operations. Interest and other carrying charges related to property held for development are capitalized during the construction period. Capitalization of interest ceases when the qualifying asset is substantially complete and ready for sale or when activities related to development are completed.

     Revenue recognition on the disposition of real estate is dependent upon the transaction meeting certain criteria relating to the nature of the property sold and the terms of the sale. Under certain circumstances, revenue recognition may be deferred until these criteria are met.

     INCOME TAXES

     Deferred tax assets and liabilities are recognized for the tax consequences of temporary differences between the financial statement and tax basis of existing assets and liabilities. On the balance sheet, net deferred tax assets are included in accrued interest receivable and other assets.

     CASH EQUIVALENTS

     For the purpose of the statement of cash flows, the Bank considers cash and due from banks and Federal funds sold to be cash equivalents. Generally, Federal funds are sold for one-day periods.

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     STOCK-BASED COMPENSATION

     Stock options are accounted for under the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Bank's stock at the date of grant over the exercise price. However, if the fair value of stock-based compensation computed under a fair value based method, as prescribed in Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, is material to the financial statements, pro forma net income and earnings per share are disclosed as if the fair value method had been applied.

     EARNINGS (LOSS) PER SHARE

     Basic earnings (loss) per share (EPS), which excludes dilution, is computed by dividing income (loss) available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as stock options, result in the issuance of common stock which shares in the earnings of the Bank. All data with respect to computing earnings per share is retroactively adjusted to reflect stock dividends and the treasury stock method is applied to determine the dilutive effect of stock options in computing diluted EPS.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

2.   INVESTMENT SECURITIES

     The amortized cost and estimated market value of investment securities at December 31, 1999 and 1998 consisted of the following:

     AVAILABLE-FOR-SALE:

                                                                        1999
                                     ----------------------------------------------------------------------
                                                            GROSS             GROSS             ESTIMATED
                                       AMORTIZED          UNREALIZED        UNREALIZED            MARKET
                                         COST               GAINS             LOSSES              VALUE
                                     -------------      -------------      -------------      -------------
         U.S. Treasury
             securities              $   1,018,614                         $     (14,500)        $1,004,114
         U.S. Government
             agencies                    4,989,841                              (117,300)         4,872,541
         Obligations of states
             and political sub-
             divisions                   9,771,247      $     159,200           (144,500)         9,785,947
         U.S. Government
             agencies collateral-
             ized by mortgage
             obligations                37,211,067             85,500           (596,200)        36,700,367
         Federal Home Loan
             Mortgage Corpora-
             tion non-cumulative
             preferred stock             1,012,189                               (12,200)           999,989
         Federal Home Loan
             Bank stock                    495,800                                                  495,800
         Other securities                  311,619                                                  311,619
                                     -------------      -------------      -------------      -------------

                                     $  54,810,377      $     244,700      $    (884,700)     $  54,170,377
                                     =============      =============      =============      =============

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


2.   INVESTMENT SECURITIES (CONTINUED)

     AVAILABLE-FOR-SALE: (CONTINUED)

                                                                        1998
                                     ----------------------------------------------------------------------
                                                            GROSS             GROSS             ESTIMATED
                                       AMORTIZED          UNREALIZED        UNREALIZED            MARKET
                                         COST               GAINS             LOSSES              VALUE
                                     -------------      -------------      -------------      -------------
         U.S. Treasury
             securities              $     500,681      $       3,000                         $     503,681
         U.S. Government
             agencies                   17,740,958             34,100      $     (29,300)        17,745,758
         Obligations of states
             and political sub-
             divisions                   1,492,547             91,100                             1,583,647
         U.S. Government
             agencies collateral-
             ized by mortgage
             obligations                36,387,398            213,600           (481,600)        36,119,398
         Federal Home Loan
             Mortgage Corpora-
             tion non-cumulative
             preferred stock               500,000                                                  500,000
                                     -------------      -------------      -------------      -------------

                                     $  56,621,584      $     341,800      $    (510,900)     $  56,452,484
                                     =============      =============      =============      =============

     Net unrealized losses on available-for-sale investment securities totaling $640,000 and $169,100 are recorded net of $253,000 and $62,600 in tax benefits as accumulated other comprehensive loss within shareholders' equity at December 31, 1999 and 1998, respectively.

     Proceeds and gross realized gains and losses from the sale of available-for-sale investment securities totaled $11,773,416, $31,285 and $78,914, respectively, for the year ended December 31, 1999. There were no sales of available-for-sale investment securities for the year ended December 31, 1998. Proceeds and gross realized gains and losses from the sale of available-for-sale investment securities totaled $8,578,882, $36,915 and $45,571, respectively, for the year ended December 31, 1997.

     HELD-TO-MATURITY:

                                                                        1998
                                     ----------------------------------------------------------------------
                                                            GROSS             GROSS             ESTIMATED
                                       AMORTIZED          UNREALIZED        UNREALIZED            MARKET
                                         COST               GAINS             LOSSES              VALUE
                                     -------------      -------------      -------------      -------------
         Obligations of states
             and political sub-
             divisions               $       7,228,017  $          493,600  $        -          $        7,721,617
                                     =================  ==================  ==================  ==================

     On April 1, 1999, all securities were transferred from the held-to-maturity category to the available-for-sale category in accordance with the provisions of SFAS 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, issued by the Financial Accounting Standards Board. The amortized cost and market value of the transferred securities on the date of the transfer were $7,064,000 and $7,535,000, respectively. Accordingly, unrealized gains of $471,000 were recorded, net of $174,000 in tax liabilities, as accumulated other comprehensive income within shareholders' equity. There were no transfers of held-to-maturity investment securities during 1998 or 1997.

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


2.   INVESTMENT SECURITIES (CONTINUED)

     The amortized cost and estimated market value of investment securities at December 31, 1999 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                    AVAILABLE-FOR-SALE
                                                                             ---------------------------------
                                                                                                    ESTIMATED
                                                                               AMORTIZED             MARKET
                                                                                 COST                VALUE
                                                                             -------------       -------------
         Within one year
         After one year through five years                                   $   4,636,216       $   4,549,472
         After five years through ten years                                      3,568,023           3,489,494
         After ten years                                                         7,575,463           7,623,636
                                                                             -------------       -------------

                                                                                15,779,702          15,662,602

         U.S. Government guaranteed mortgage-
             related securities                                                 37,211,067          36,700,367
         Federal Home Loan Mortgage Corporation
             non-cumulative preferred stock                                      1,012,189             999,989
         Federal Home Loan Bank stock                                              495,800             495,800
         Other securities                                                          311,619             311,619
                                                                             -------------       -------------

                                                                             $  54,810,377       $  54,170,377
                                                                             =============       =============


     Investment securities with amortized costs totaling $16,445,084 and $12,702,470 and market values totaling $16,279,426 and $13,036,770 were pledged to secure public deposits and other contractual obligations at December 31, 1999 and 1998, respectively.

3.   LOANS

     Outstanding loans are summarized as follows:

                                                                                       DECEMBER 31,
                                                                             ---------------------------------
                                                                                 1999                1998
                                                                             -------------       -------------
         Commercial                                                          $  40,634,532       $  35,994,782
         Real estate                                                            25,543,743          25,070,678
         Real estate - construction                                              8,253,535           5,712,137
         Agricultural                                                              609,613           1,466,751
         Installment                                                             5,917,822           6,031,185
         Other                                                                     545,191             767,533
                                                                             -------------       -------------

                                                                                81,504,436          75,043,066

         Deferred loan fees, net                                                  (250,689)           (400,672)
         Allowance for credit losses                                            (2,236,342)         (2,949,171)
                                                                             -------------       -------------

                                                                             $  79,017,405       $  71,693,223
                                                                             =============       =============

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


3.   LOANS (CONTINUED)

     Changes in the allowance for credit losses were as follows:

                                                            1999             1998             1997
                                                        ------------     ------------     ------------
         Balance, beginning of year                     $  2,949,171     $  2,600,015     $  1,599,138
         Provision charged to operations                   1,270,000        1,721,566        2,346,000
         Losses charged to the allowance                  (2,532,540)      (1,622,705)      (1,416,230)
         Recoveries                                          549,711          250,295           71,107
                                                        ------------     ------------     ------------

                  Balance, end of year                  $  2,236,342     $  2,949,171     $  2,600,015
                                                        ============     ============     ============

     The recorded investment in loans that were considered to be impaired totaled $3,274,953 and $4,323,408 at December 31, 1999 and 1998,
     respectively. The related allowance for credit losses on these impaired loans at December 31, 1999 and 1998 was $614,000 and $609,500,
     respectively. The average recorded investment in impaired loans during 1999, 1998 and 1997 was $4,212,000, $2,034,852 and $1,498,717,
     respectively. Interest income on impaired loans is recognized on a cash basis and totaled $229,000 and $83,000 for the years ended December 31, 1999 and 1998, respectively. Interest collected on impaired loans for the year ended December 31, 1997 was not material.

     At December 31, 1999 and 1998, nonaccrual loans totaled $3,617,536 and $4,032,632, respectively. Interest foregone on nonaccrual loans totaled $126,021, $196,226 and $92,258 for the years ended December 31, 1999, 1998 and 1997, respectively.

     Salaries and employee benefits totaling $58,069, $74,126 and $125,890 have been deferred as loan origination costs for the years ended December 31, 1999, 1998 and 1997, respectively.

4.   EQUIPMENT LEASED TO OTHERS

     The Bank is a lessor of computer equipment under operating leases. Included in notes payable are obligations to other financial institutions of $250,366 and $879,952 at December 31, 1999 and 1998, respectively, which were used to partially finance purchases of equipment leased to others (see
     Note 10).

     Equipment leased to others consisted of the following:

                                                                                         DECEMBER 31,
                                                                             ---------------------------------
                                                                                   1999                1998
                                                                             -------------       -------------
         Computer equipment                                                  $   3,897,397       $   3,790,258
         Accumulated depreciation                                               (1,421,430)         (1,394,174)
         Allowance for residual losses                                             (38,849)            (38,849)
                                                                             -------------       -------------

                                                                             $   2,437,118       $   2,357,235
                                                                             =============       =============

     Depreciation totaled $1,080,410, $914,620 and $858,009 for the years ended December 31, 1999, 1998 and 1997, respectively. There has been no change in the allowance for residual losses for the years ended December 31, 1999, 1998 and 1997.

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


4.   EQUIPMENT LEASED TO OTHERS (CONTINUED)

     Minimum future rentals on noncancelable operating leases are as follows:

                  YEAR ENDING
                 DECEMBER 31,
                 ------------
                     2000                             $  1,083,149
                     2001                                  683,507
                     2002                                  154,005
                                                      ------------

                                                      $  1,920,661
                                                      ============

5.   BANK PREMISES AND EQUIPMENT

     Bank premises and equipment consisted of the following:

                                                                                         DECEMBER 31,
                                                                             ---------------------------------
                                                                                   1999                1998
                                                                             -------------       -------------
         Land                                                                $     250,000       $     250,000
         Buildings and improvements                                                933,941             933,176
         Furniture, fixtures and equipment                                       1,915,536           2,120,624
         Leasehold improvements                                                    516,043             671,322
                                                                             -------------       -------------

                                                                                 3,615,520           3,975,122
              Less accumulated depreciation
                  and amortization                                              (2,107,882)         (2,239,087)
                                                                             -------------       -------------

                                                                             $   1,507,638       $   1,736,035
                                                                             =============       =============


     Depreciation and amortization included in occupancy and equipment expense totaled $333,474, $343,909 and $423,787 for the years ended December 31, 1999, 1998 and 1997, respectively.

     In December 1999 and 1998, management determined that the carrying amount of certain leasehold improvements was not fully recoverable. Accordingly, the Bank reduced the carrying value to $7,637 and $8,000, respectively, through a charge to other expenses totaling $161,612 and $175,500, respectively, to reflect the impairment.

6.   OTHER REAL ESTATE

     Other real estate, net of the related valuation allowance, totaled $48,148 and $712,813 at December 31, 1999 and 1998, respectively.

     Changes in the valuation allowance for other real estate were as follows:

                                                                          YEAR ENDED DECEMBER 31,
                                                        ----------------------------------------------------
                                                            1999                1998                 1997
                                                        -----------         ------------         -----------
         Balance, beginning of year                     $   593,668         $    479,151         $   359,147
         Provision charged to operations                     39,126              217,000             157,959
         Losses charged to the allowance                   (596,489)            (102,483)            (37,955)
                                                        -----------         ------------         -----------

                Balance, end of year                    $    36,305         $    593,668         $   479,151
                                                        ===========         ============         ===========

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


7.   DISCONTINUED OPERATIONS

     On January 23, 1996, the FDIC issued an order approving the Bank's application to continue to engage in real estate development, through Clovest, subject to certain conditions relating to the maintenance of capital (see Note 14) and the reduction in the level of real estate investment to less than 30% of Tier 1 capital by January 2001. Management believes that Clovest is in substantial compliance with the outlined conditions at December 31, 1999.

     Clovest did not enter into any new real estate investments in 1999 and 1998, and, on July 15, 1998 (the measurement date), the Board of Directors approved the discontinuation of Clovest's operations. At the measurement date, management estimated the net realizable value of each asset and established a plan of disposition. The plan of disposition calls for the expedient but judicious sale of assets. Management anticipates no further losses will be incurred in connection with the disposition of the remaining assets in Clovest.

     Summarized below is condensed consolidated financial information for Clovest included as discontinued operations in the Bank's consolidated financial statements before elimination of intercompany accounts:

     Condensed Balance Sheet:

                                                                  1999              1998
                                                              -----------       -----------
Assets:
    Cash                                                      $   113,831       $   135,762

    Real estate held for sale, net of valuation
       allowance of $938,757 in 1999 and
       $901,641 in 1998                                           502,321         7,251,222
    Other assets                                                   87,806            95,377
                                                              -----------       -----------

          Total assets                                        $   703,958       $ 7,482,361
                                                              ===========       ===========

Liabilities and shareholder's deficit:
    Liabilities:
       Advances from the Bank, net of allocated tax
          benefit of $602,083 in 1999 and $527,083
          in 1998                                             $   922,877       $ 2,323,463
       Notes payable to the Bank                                                     58,310
       Notes payable to third parties (Note 10)                                   5,092,471
       Other liabilities                                          112,992           189,089
                                                              -----------       -----------

          Total liabilities                                     1,035,869         7,763,333

    Minority interest, net of allowance for
       uncollectible amounts of $396,396 in
       1999 and $382,000 in 1998                                  (24,934)          (87,425)
    Shareholder's deficit                                        (306,977)         (193,547)
                                                              -----------       -----------

       Total liabilities and shareholder's deficit            $   703,958       $ 7,482,361
                                                              ===========       ===========

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


7.   DISCONTINUED OPERATIONS (CONTINUED)

     Condensed Statement of Operations:

                                                            1999             1998            1997
                                                        -------------    ------------    ------------
         Income (loss) from operations of real estate
             investments                                $     201,030    $   (397,628)   $   (187,030)
         Interest income                                       17,398         209,063         270,402
         Provisions to reduce carrying value of
             minority interests and real estate under
             development, net of recoveries                   (51,512)       (598,572)       (389,589)
         Interest paid to Bank                               (190,424)       (386,507)
         Other expenses, net                                 (202,883)       (435,546)       (132,509)
                                                        -------------    ------------    ------------

                                                             (226,391)     (1,609,190)       (438,726)

         Minority interest in loss from investments
             in real estate                                    37,961         198,715          83,217
                                                        -------------    ------------    ------------

         Loss before income tax benefit                 $   (188,430)    $ (1,410,475)   $   (355,509)
                                                        ============     ============    ============

     At December 31, 1999, Clovest's interests are comprised primarily of a single family development of twenty-seven contiguous five acre parcels. Clovest sold its interest in a senior citizens' apartment building in 1999. Operating losses from the measurement date to December 31, 1999 and 1998 totaled approximately $788,000 and $600,000, respectively. Asset dispositions subsequent to the measurement date totaled $7,412,000 and $663,000 at December 31, 1999 and 1998, respectively. At December 31, 1999, Clovest has no commitments to fund further development of its remaining projects.

8.   ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS

     Accrued interest receivable and other assets consisted of the following:

                                                                                         DECEMBER 31,
                                                                             ---------------------------------
                                                                                   1999                1998
                                                                             -------------       -------------
         Accrued interest receivable                                         $     841,158       $   1,020,860
         Receivable from minority interests in real estate
              investments (Note 7)                                                  24,934              87,425
         Net deferred tax assets (Note 11)                                       2,584,000           3,039,000
         Cash surrender value of life insurance (Note 16)                        1,582,138           1,510,522
         Intangibles                                                                 9,084              24,249
         Prepaid expenses                                                          108,623             118,104
         Taxes receivable                                                          537,772             485,529
         Other                                                                     623,443             130,215
                                                                             -------------       -------------

                                                                             $   6,311,152         $ 6,415,904
                                                                             =============       =============

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)



9.   DEPOSITS

     Interest-bearing deposits consisted of the following:

                                                                                         DECEMBER 31,
                                                                             ---------------------------------
                                                                                   1999                1998
                                                                             -------------       -------------
         Savings                                                             $  12,586,038       $  13,223,993
         Money market                                                           24,411,789          27,150,116
         NOW accounts                                                           32,153,482          24,189,575
         Time, $100,000 or more                                                 13,182,399          17,657,112
         Time, under $100,000                                                   31,848,110          34,035,072
                                                                             -------------       -------------

                                                                             $ 114,181,818       $ 116,255,868
                                                                             =============       =============


     Aggregate annual maturities of time deposits are as follows:

                  YEAR ENDING
                 DECEMBER 31,
                 ------------
                      2000                            $  37,346,057
                      2001                                7,287,537
                      2002                                  396,915
                                                      -------------
                                                      $  45,030,509
                                                      =============



         Interest expense recognized on interest-bearing deposits consisted of the following:

                                                                          YEAR ENDED DECEMBER 31,
                                                        ----------------------------------------------------
                                                            1999                1998                 1997
                                                        -----------         ------------         -----------
         Savings                                        $   266,603         $    286,127         $   303,796
         Money market                                       647,800              582,930             590,495
         NOW accounts                                       211,071              292,600             305,509
         Time, $100,000 or more                             551,293              816,149             833,141
         Time, under $100,000                             1,619,409            1,999,077           1,910,174
                                                        -----------         ------------         -----------

                                                        $ 3,296,176         $  3,976,883         $ 3,943,115
                                                        ===========         ============         ===========

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)



10.      NOTES PAYABLE AND SHORT-TERM BORROWING ARRANGEMENTS

         NOTES PAYABLE

         Notes payable consisted of the following:

                                                                                         DECEMBER 31,
                                                                             ---------------------------------
                                                                                   1999                1998
                                                                             -------------       -------------
         Notes payable in connection with subsidiary investments
           in real estate:

             Construction loan payable to a financial institution
                secured by land and improvements, variable
                interest rate, interest due monthly, remaining
                interest and principal paid April 1999.                                          $   5,080,000

             Other                                                                                      12,471
                                                                                                 -------------
                                                                                                     5,092,471
         Notes payable in connection with equipment leases:

             Note payable to a financial institution secured by
                computer equipment, interest at 6.28% fixed,
                paid December 1999.                                                                    504,097

             Note payable to a financial institution secured by
                computer equipment, interest at 5.65% fixed, due
                in installments through April 2001.                          $      94,849

             Note payable to a financial institution secured by
                computer equipment, interest at 6.88% fixed, due
                in installments through August 2000.                               155,517             375,855
                                                                             -------------       -------------

                                                                             $     250,366       $   5,972,423
                                                                             =============       =============


     SHORT-TERM BORROWING ARRANGEMENTS

     The Bank has unsecured lines of credit with its correspondent banks which, in the aggregate, amounted to $4,900,000 at December 31, 1999 and 1998, at interest rates which vary with market conditions. The Bank also had a line of credit with the Federal Reserve Bank of San Francisco at December 31, 1999 and 1998 which bears interest at the prevailing discount rate collateralized by $10,043,000 and $1,500,000, respectively, in investment securities. The amount of the credit line varies according to the Bank's deposit base and other factors. At December 31, 1999 and 1998, the Bank had no outstanding borrowings under these lines of credit.

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)



11.  INCOME TAXES

     The expense (benefit) for income taxes for continuing operations for the years ended December 31, 1999, 1998 and 1997 consisted of the following:

                                                           FEDERAL            STATE              TOTAL
                                                        ------------       ------------       ------------
         1999

         Current                                        $   (422,100)      $    (15,200)      $   (437,300)
         Deferred                                       $    579,000             66,000            645,000
                                                        ------------       ------------       ------------

                  Income tax expense                    $    156,900       $     50,800       $    207,700
                                                        ============       ============       ============

         1998

         Current                                        $    267,000       $     22,000       $    289,000
         Deferred                                           (368,000)           (70,000)          (438,000)
                                                        ------------       ------------       ------------

                  Income tax benefit                    $   (101,000)      $    (48,000)      $   (149,000)
                                                        ============       ============       ============

         1997

         Current                                        $    435,800       $    185,000       $    620,800
         Deferred                                           (278,000)          (103,000)          (381,000)
                                                        ------------       ------------       ------------

                  Income tax expense                    $    157,800       $     82,000       $    239,800
                                                        ============       ============       ============


         Deferred tax assets (liabilities) consisted of the following:

                                                                                       DECEMBER 31,
                                                                             ---------------------------------
                                                                                 1999                1998
                                                                             -------------       -------------
         Deferred tax assets:
             Allowance for credit losses                                     $     687,000       $   1,112,000
             Net operating loss                                                    823,000             913,000
             Other reserves                                                        632,000             859,000
             Other accruals                                                        117,000             152,000
             Deferred compensation                                                 388,000             371,000
             Unrealized loss on available-for-sale
                investment securities                                              253,000              63,000
                                                                             -------------       -------------

                   Total deferred tax assets                                     2,900,000           3,470,000
                                                                             -------------       -------------

         Deferred tax liabilities:
             Bank premises and equipment                                           (93,000)           (183,000)
             Future liability of State deferred tax asset                         (214,000)           (236,000)
             Consolidated partnership and LLC book
                and tax differences                                                 (9,000)            (12,000)
                                                                             -------------       -------------
                   Total deferred tax liabilities                                 (316,000)           (431,000)
                                                                             -------------       -------------

                   Net deferred tax assets                                   $   2,584,000  $        3,039,000
                                                                             =============       =============

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

11.  INCOME TAXES (CONTINUED)

     The Bank had the following Federal and State net operating loss carryforward at December 31, 1999:

                                            NET OPERATING
                                                 LOSS          EXPIRATION
                                            CARRYFORWARD          DATE
                                            --------------     -----------
    Federal                                 $      919,000         2018
                                                 1,124,000         2019
                                            --------------

                                            $   2,043,000
                                            ==============

    State                                   $      768,000         2003
                                                   387,000         2004
                                            --------------
                                            $   1,155,000
                                            ==============


     The expense (benefit) for income taxes for continuing operations differs from amounts computed by applying the statutory Federal income tax rates to operating income from continuing operations before income taxes. The significant items comprising these differences for the years ended December 31, 1999, 1998 and 1997 consisted of the following:

                                                            1999             1998            1997
                                                        -------------    ------------    ------------
         Federal income tax expense, at
               statutory rate                                   34.0 %          34.0 %          34.0 %
         State franchise tax expense (benefit),
              net of Federal tax effect                          2.5 %         (63.4)%           3.2 %
         Tax exempt income                                     (15.9)%        (220.1)%         (16.8)%
         Other                                                   1.9 %           4.2 %            .2 %
                                                        -------------    ------------    ------------

                  Total income tax expense
                      (benefit) for continuing
                      operations                                22.5 %        (245.3)%          20.6 %
                                                        =============    ============    ============


12.  TERMINATION OF REGULATORY ORDERS

     On February 10 and March 10, 1999, the Bank was notified by the Federal Deposit Insurance Corporation (FDIC) and California Department of Financial Institutions (DFI), respectively, that regulatory orders (Orders) to address certain concerns arising out of a 1997 joint examination had been terminated. Under the Orders, the Bank was required to (i) retain qualified management, (ii) maintain Tier 1 capital equal to or exceeding 7.5% of total assets, (iii) reduce classified assets to defined amounts and maintain a fully funded allowance for credit losses, (iv) reduce the concentration in real estate assets and obtain prior approval before making any additional real estate investments, (v) revise, adopt and implement lending and internal control policies, (vi) formulate a strategic plan which addressed improving the earnings of the Bank, (vii) develop and adopt a Year 2000 Plan and (viii) obtain written consent of the FDIC and DFI prior to paying cash dividends.

     On February 17, 1999, the Board of Directors of the Bank adopted a resolution to, among other things, maintain a ratio of Tier 1 capital to total assets of at least 7% and to obtain the written consent of the FDIC and the DFI prior to paying any cash dividends. Additionally, the Board resolved to provide supplementary quarterly status reporting to the FDIC and DFI until notification was received from the FDIC and DFI that such reporting was no longer required. On December 31, 1999, the FDIC and DFI did notify the Bank that the conditions required by the resolution had been achieved and supplemental reporting was no longer required. Accordingly, the Board intends to rescind the February 17, 1999 resolution.

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

13.      COMMITMENTS AND CONTINGENCIES

         LEASES

         The Bank leases certain of its branch facilities and administrative offices under noncancelable operating leases. Rental expense included in occupancy and equipment and other expense totaled $161,653, $174,783 and $170,128 for the years ended December 31, 1999, 1998 and 1997, respectively.

         Future minimum lease payments on noncancelable operating leases which expire in years through 2005 are as follows:


                        YEAR ENDING
                        DECEMBER 31,
                     ------------------
                           2000                                                         $          189,569
                           2001                                                                    128,290
                           2002                                                                    123,566
                           2003                                                                    120,192
                           2004                                                                    105,076
                        Thereafter                                                                 105,076
                                                                                        ------------------
                                                                                        $          771,769
                                                                                        ==================

         The Bank has an option to renew its Shaver Lake office lease for two five-year terms after the initial lease ends May 31, 2002. Additionally, the Bank has an option to renew its real estate office lease for two five-year terms after the initial lease ends August 29, 2005.

         FEDERAL RESERVE REQUIREMENTS

         Banks are required to maintain reserves with the Federal Reserve Bank equal to a percentage of their reservable deposits. The average amount of such reserve balances required at December 31, 1999 and 1998 was $25,000 and $1,149,000, respectively.

         CORRESPONDENT BANKING AGREEMENTS

         The Bank maintains funds on deposit with other federally insured financial institutions under correspondent banking agreements. Uninsured deposits totaled $1,605,244 at December 31, 1999.

         FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

         The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business in order to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments consist of commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

         The Bank's exposure to credit loss in the event of nonperformance by the other party for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and letters of credit as it does for loans included on the balance sheet.

         The following financial instruments represent off-balance-sheet credit risk:


                                                                                         DECEMBER 31,
                                                                              ----------------------------------
                                                                                   1999                1998
                                                                              ---------------    ---------------
         Commitments to extend credit                                         $ 41,929,933          $ 34,532,711
         Letters of credit                                                    $    592,000          $  1,018,000

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


13.      COMMITMENTS AND CONTINGENCIES (CONTINUED)

         FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (Continued)

         Commitments to extend credit consist primarily of unfunded single-family residential and commercial real estate construction loans and commercial revolving lines of credit. Construction loans are established under standard underwriting guidelines and policies and are secured by deeds of trust, with disbursements made over the course of construction. Commercial revolving lines of credit have a high degree of industry diversification. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are generally secured and are issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

         At December 31, 1999, commercial loan commitments represent approximately 67% of total commitments and are generally secured. Real estate loan commitments represent 16% of total commitments and are generally secured by property with a loan-to-value ratio not to exceed 80%. Consumer loan commitments represent the remaining 17% of total commitments and are generally unsecured. In addition, the majority of the Bank's loan commitments have variable interest rates.

         CONCENTRATIONS OF CREDIT RISK

         The Bank's business activity is with customers located primarily within Fresno County. Although the Bank has a diversified loan portfolio, a significant portion of its customers' ability to repay loans is dependent upon the real estate market and various economic factors within the Bank's service area. Generally, loans are secured by various forms of collateral. The Bank's loan policy requires sufficient collateral be obtained as necessary to meet the Bank's relative risk criteria for each borrower. The Bank's collateral consists primarily of real estate, accounts receivable, inventory, and other financial instruments.

         CONTINGENCIES

         The Bank is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of ultimate liability with respect to such actions will not materially affect the financial position or results of operations of the Bank.

14.      SHAREHOLDERS' EQUITY

         REGULATORY CAPITAL

         The Bank is subject to certain regulatory capital requirements administered by the Federal Deposit Insurance Corporation (FDIC). Failure to meet these minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Each of these components is defined in the regulations. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


14.      SHAREHOLDERS' EQUITY (CONTINUED)

         REGULATORY CAPITAL (Continued)

         Notifications from the FDIC as of June 30, 1999, 1998 and 1997 categorized the Bank as well- capitalized under the regulatory framework for prompt corrective action. The Bank's capital ratios are detailed below.

                                                    1999                    1998                     1997
                                           ----------------------  ----------------------   ----------------------
                                              AMOUNT        RATIO     AMOUNT       RATIO      AMOUNT       RATIO
                                           ------------     -----  ------------   -------   -----------   --------
         TIER 1 LEVERAGE RATIO

         Clovis Community Bank             $ 14,413,000     8.8%   $ 13,329,000     8.0%    $ 14,975,000    9.4%

         Minimum requirement for "Well-
             Capitalized" institution      $  8,192,000     5.0%   $   8,320,000    5.0%    $  7,947,000    5.0%
         Minimum regulatory requirement    $  6,554,000     4.0%   $   6,656,000    4.0%    $  6,358,000    4.0%

         TIER 1 RISK-BASED CAPITAL RATIO

         Clovis Community Bank             $ 14,413,000     14.2%  $  13,329,000   12.8%    $ 14,975,000   12.3%

         Minimum requirement for "Well-
             Capitalized" institution      $  6,078,000     6.0%   $   6,257,000    6.0%    $  7,278,000    6.0%
         Minimum regulatory requirement$   $  4,052,000     4.0%   $   4,171,000    4.0%    $  4,852,000    4.0%

         TOTAL RISK-BASED CAPITAL RATIO

         Clovis Community Bank             $ 15,690,000     15.5%  $  14,653,000   14.1%    $ 16,502,000   13.6%

         Minimum requirement for "Well-
             Capitalized" institution      $ 10,130,000     10.0%  $  10,428,000   10.0%    $ 12,129,000   10.0%
         Minimum regulatory requirement$   $  8,104,000      8.0%  $   8,342,000    8.0%    $  9,703,000    8.0%

         As discussed in Note 7, one of the conditions to continue real estate activities specified that the Bank's capital level after the deduction of all real estate investments (as defined in the FDIC's approval of the Bank's application to continue to engage in real estate development activities) must equal or exceed the levels required for a well-capitalized institution. As of December 31, 1999 and 1998, the Bank exceeded the levels required for a well-capitalized institution after deduction of all its real estate investments. As of December 31, 1997, the Bank exceeded the Tier 1 capital to risk-weighted assets and Tier 1 capital to average assets required levels for a well-capitalized institution after deduction of all its real estate investments, but did not meet the required level for total capital to risk-weighted assets after deduction of all real estate investments (as defined). The Bank's ratios under this additional requirement are shown on the following page.

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


14.      SHAREHOLDERS' EQUITY (CONTINUED)

         REGULATORY CAPITAL (Continued)

                                                    1999                    1998                     1997
                                          -----------------------  ----------------------   ----------------------
                                             AMOUNT        RATIO      AMOUNT       RATIO      AMOUNT       RATIO
                                          -------------   -------  ------------   -------   -----------   --------
         TIER 1 LEVERAGE RATIO

         Clovis Community Bank             $ 13,797,000     8.5%   $ 10,851,000     6.6%    $ 8,082,000     5.3%

         Minimum requirement for "Well-
             Capitalized" institution      $  8,161,000     5.0%   $  8,196,000     5.0%    $ 7,617,000     5.0%

         TIER 1 RISK-BASED CAPITAL RATIO

         Clovis Community Bank             $ 13,797,000     13.7%  $ 10,851,000    10.7%    $ 8,082,000     7.0%

         Minimum requirement for "Well-
             Capitalized" institution      $  6,041,000      6.0%  $  6,108,000     6.0%    $ 6,882,000     6.0%

         TOTAL RISK-BASED CAPITAL RATIO

         Clovis Community Bank             $ 15,074,000     15.0%  $ 12,175,000    12.0%    $ 9,609,000     8.4%

         Minimum requirement for "Well-
             Capitalized" institution      $ 10,071,000     10.0%  $ 10,180,000    10.0%    $11,469,000    10.0%

         DIVIDENDS

         All per share data has been restated to reflect the 10% stock dividend declared May 19, 1999 to shareholders of record on June 15, 1999 and paid on July 15, 1999. No dividends were paid during 1998 and cash dividends to common shareholders in the amount of $445,258 were paid during 1997.

         The California Financial Code restricts the total dividend payment of any bank in any calendar year to the lesser of (1) the bank's retained earnings or (2) the bank's net income for its last three fiscal years, less distributions made to stockholders during the same three-year period. At December 31, 1999, retained earnings of $439,083 were free of such restrictions.

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


14.      SHAREHOLDERS' EQUITY (CONTINUED)

         EARNINGS (LOSS) PER SHARE

         A reconciliation of the numerators and denominators of the basic and diluted earnings (loss) per share computations is as follows:

                                                                      FOR THE YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------------------------
                                                             1999                1998                1997
                                                      ------------------  ------------------  ------------------
         Basic Earnings (Loss) Per Share:
         Income from continuing operations              $     716,799       $     209,748       $     771,392
         Income (loss) from discontinued
           operations                                           1,194            (601,967)           (209,211)
                                                        -------------     ---------------       -------------

         Net income (loss) available to common
           shareholders                                 $     717,993       $    (392,219)      $     562,181
                                                        =============       =============       =============

         Weighted average shares outstanding                1,292,345           1,248,425           1,223,847
                                                        ==============      ==============      =============

         Basic earnings (loss) per share from:
           Continuing operations                        $       .56         $       .17         $       .63
           Discontinued operations                                                 (.48)               (.17)
                                                        -------------     ---------------       -------------
              Net income (loss)                         $       .56         $      (.31)        $       .46
                                                        =============     ===============       =============

         Diluted Earnings (Loss) Per Share:

         Income from continuing operations              $     716,799       $     209,748    $        771,392
         Income (loss) from discontinued
           operations                                            1,194           (601,967)           (209,211)
                                                        --------------      -------------     ---------------

         Net income (loss) available to common
           shareholders                                 $     717,993       $    (392,219)   $        562,181
                                                        =============       =============    ================

         Weighted average shares outstanding                1,292,345           1,248,425             123,847
         Effect of dilutive stock options                      15,365              65,929              79,787
                                                        -------------     ---------------       -------------


         Weighted average shares of common
           stock and common stock equivalents               1,307,710           1,314,354           1,303,634
                                                        =============       ==============     ===============

         Diluted earnings (loss) per share from:
           Continuing operations                        $       .55         $       .16         $       .59
           Discontinued operations                                                 (.46)               (.16)
                                                        -------------     ---------------       -------------

              Net income (loss)                         $       .55         $      (.30)        $       .43
                                                        ===========         ===========         ===========

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


14.      SHAREHOLDERS' EQUITY (CONTINUED)

         STOCK OPTIONS

         During 1980 and 1992, the Bank established Stock Option Plans for which 376,916 shares are reserved for issuance to employees and directors under incentive and nonstatutory agreements. The plans require that the option price may not be less than the fair market value of the stock at the date the option is granted, and that the option price must be paid in full at the time it is exercised. The options under the plans expire on dates determined by the Board of Directors, but not later than ten years from the date of grant. The vesting period is determined by the Board of Directors and is generally over five years. Outstanding options under the 1980 plan are exercisable until their expiration; however, no new options will be granted under that plan.

         The Bank has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Accordingly, no compensation expense has been recognized under its stock option plan. There were 30,000 options granted during 1999 and 65,175 options granted during 1998. Had compensation cost for the plan been determined based on the fair value at grant date for awards in 1999 and 1998 consistent with the provisions of SFAS No. 123, the Bank's net earnings (loss) and earnings (loss) per share for the years ended December 31, 1999 and 1998 would have been reduced to the pro forma amounts indicated on the following page. Pro forma adjustments to the Bank's net earnings (loss) and earnings (loss) per share are disclosed during the years in which the options become vested.

                                                                                   1999                1998
                                                                            ------------------  ------------------
         Net earnings from continuing operations - as reported              $          716,799  $          209,748
         Net earnings from continuing operations - pro forma                $          647,372  $          186,837

         Basic earnings per share from continuing operations -
           as reported                                                      $       .56         $       .17
         Basic earnings per share from continuing operations -
           pro forma                                                        $       .50         $       .16

         Diluted earnings per share from continuing operations -
           as reported                                                      $       .55         $       .16
         Diluted earnings per share from continuing operations -
           pro-forma                                                        $       .49         $       .16

         Net income (loss) - as reported                                    $          717,993  $         (392,219)
         Net income (loss) - pro forma                                      $          648,564  $         (415,130)

         Basic earnings (loss) per share - as reported                      $       .56         $      (.31)
         Basic earnings (loss) per share - pro forma                        $       .50         $      (.37)

         Diluted earnings (loss) per share - as reported                    $       .55         $      (.30)
         Diluted earnings (loss) per share - pro forma                      $       .49         $      (.35)

         The fair value of each option is estimated on the date of grant using an option-pricing model with the following assumptions:

                                                                                   1999                1998
                                                                            ------------------  ------------------
         Dividend yield                                                             N/A                 N/A
         Expected volatility                                                  55.23 to 65.85%     23.82 to 34.21%
         Risk-free interest rate                                               5.50 to 6.00%           5.70%
         Expected option life                                                    10 years          5 to 10 years

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


14.      SHAREHOLDERS' EQUITY (CONTINUED)

         STOCK OPTIONS (Continued)

         A summary of the combined Plan activity adjusted to give effect to stock dividends follows:

                                               1999                      1998                      1997
                                     ------------------------  ------------------------  -------------------------
                                                   WEIGHTED                   WEIGHTED                  WEIGHTED
                                                    AVERAGE                    AVERAGE                   AVERAGE
                                                   EXERCISE                   EXERCISE                  EXERCISE
                                       SHARES        PRICE        SHARES        PRICE       SHARES        PRICE
                                     ---------    ---------     ---------   ---------    ---------     -----------
         Options outstanding,
           beginning of year          128,422     $  16.31       124,755    $    7.06      137,031     $  6.98

           Options granted             30,000     $  18.38        65,175    $   21.79
           Options exercised          (17,666)    $   7.94       (61,508)   $    3.35      (12,276)    $  6.17
           Options canceled           (15,456)    $  18.39
                                     ---------                  ---------                ----------

         Options outstanding,
           end of year                 125,300    $  17.70        128,422   $   16.31       124,755    $  7.06
                                     =========                  =========                ==========

         Options exercisable,
           end of year                 59,965     $  14.51        71,277    $   11.96       122,775    $  6.87
                                     =========                  =========                ==========

         Weighted average fair
           value of options
           granted during the
           year                                   $  7.85                   $   8.10

         A summary of options outstanding at December 31, 1999 follows:

                                                                   NUMBER OF        WEIGHTED          NUMBER OF
                                                                    OPTIONS          AVERAGE           OPTIONS
                                                                  OUTSTANDING       REMAINING        EXERCISABLE
                                                                 DECEMBER 31,    CONTRACTUAL        DECEMBER 31,
         RANGE OF EXERCISE PRICES                                    1999             LIFE              1999
         ------------------------                              ---------------   ---------------  ----------------
         $       7.27                                               17,731           2 years           17,731
         $      10.00                                                6,598           3 years            6,598
         $      15.50                                                5,000          10 years
         $      16.36                                               13,196           4 years           13,196
         $      18.18                                                5,500           9 years            5,500
         $      18.64                                                3,080           5 years            3,080
         $      19.00                                               11,000           9 years
         $      19.55                                                5,500           9 years
         $      21.59                                               22,000           8 years            4,400
         $      21.82                                               17,820           3 years            5,445
         $      21.82                                               13,200           8 years            2,640
         $      22.27                                                4,675           8 years            1,375
                                                               ------------                     -------------
                                                                   125,300                             59,965
                                                               ============                     =============

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


15.      OTHER EXPENSES

         Other expenses consisted of the following:

                                                YEAR ENDED DECEMBER 31,
                                         ------------------------------------
                                             1999         1998         1997
                                         ----------   ----------   ----------
Amortization of goodwill .............                             $  213,470
Legal fees ...........................   $  201,560   $  376,153      241,842
Data processing ......................      695,119      745,443      703,197
Advertising ..........................      373,249      382,060      181,160
Provision for other real estate losses
    and related expenses .............       56,178      267,694      242,411
Regulatory assessments ...............      200,405      202,563       47,878
Audit and accounting fees ............      163,300      212,428      140,143
Consulting fees ......................       52,524      166,611       28,870
Other expenses .......................    1,494,869    1,133,797    1,242,343
                                         ----------   ----------   ----------

                                         $3,237,204   $3,486,749   $3,041,314
                                         ==========   ==========   ==========

16.      EMPLOYEE BENEFITS

         401(k) PROFIT SHARING PLAN

         The Bank has established a 401(k) plan covering substantially all employees who have completed a six-month period in which they are credited with at least 1,000 hours of service. Participants are eligible to receive employer contributions after completion of two years of service. Bank contributions are determined at the discretion of the Board of Directors. Participants are automatically vested 100% in all employer contributions. The Bank contributed $60,000 to the plan in 1999. There were no Bank contributions to the plan in 1998 and 1997.

         DEFERRED COMPENSATION PLAN

         The Bank has a nonqualified Deferred Compensation Plan which provides directors and a former key executive with an unfunded, deferred compensation program. Under the plan, eligible participants may elect to defer some or all of their current compensation. Deferred amounts earn interest at an annual rate determined by the Board of Directors (8.5% at December 31, 1999). At December 31, 1999 and 1998, the total net deferrals included in other liabilities were $863,467 and $827,461, respectively.

         In connection with the implementation of the above plan, single premium universal life insurance policies on the life of each participant were purchased by the Bank, which is beneficiary and owner of the policies. The cash surrender value of the policies totaled $1,582,138 and $1,510,522 at December 31, 1999 and 1998, respectively, and is included in accrued interest receivable and other assets on the balance sheet. The current annual tax-free interest rates on these policies is 4.6%.

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


17.      LOANS TO RELATED PARTIES

         During the normal course of business, the Bank enters into loans with related parties, including executive officers and directors. These loans are made with substantially the same terms, including rates and collateral, as loans to unrelated parties. The following is a summary of the aggregate activity involving related party borrowers:

                                                 YEAR ENDED DECEMBER 31,
                                              --------------------------
                                                 1999           1998
                                              -----------    -----------
Balance, beginning of year ................   $    29,000    $    29,000

    Disbursements .........................       723,000         80,000
    Amounts repaid ........................      (442,000)       (80,000)
                                              -----------    -----------

Balance, end of year ......................   $   310,000    $    29,000
                                              ===========    ===========

Undisbursed commitments to related parties,
    end of year ...........................   $ 1,890,000    $ 2,420,000
                                              ===========    ===========

18.      COMPREHENSIVE INCOME (LOSS)

         Comprehensive income (loss) is a more inclusive financial reporting methodology that includes disclosure of other comprehensive income
         (loss) that historically has not been recognized in the calculation of net income (loss). Unrealized gains and losses on the Bank's available-for-sale investment securities are included in other comprehensive income (loss). Total comprehensive income (loss) and the components of accumulated other comprehensive income (loss) are presented in the Statement of Changes in Shareholders' Equity.

         At December 31, 1999, 1998 and 1997, the Bank held securities classified as available-for-sale which had unrealized gains or losses as follows:

                                                                                TAX
                                                              BEFORE           BENEFIT           AFTER
                                                               TAX           (EXPENSE)            TAX
                                                         ---------------   ---------------  ----------------
         FOR THE YEAR ENDED DECEMBER 31, 1999

         Other comprehensive loss:
              Unrealized holding losses                 $       (518,529) $       209,452  $       (309,077)
              Reclassification adjustment for net
                  losses included in net income                  (47,629)          19,052           (28,577)
                                                        ---------------   ---------------  ----------------

                      Total other comprehensive income  $       (470,900) $       190,400  $       (280,500)
                                                        ================  ===============  ================

         FOR THE YEAR ENDED DECEMBER 31, 1998

         Other comprehensive loss:
              Unrealized holding losses                 $       (470,100) $       174,000  $       (296,100)
                                                        ================  ===============  ================

         FOR THE YEAR ENDED DECEMBER 31, 1997

         Other comprehensive income:
              Unrealized holding gains                  $       237,625   $       (87,951) $        149,674
                                                        ===============   ===============  ================

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


19.      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         Disclosures include estimated fair values for financial instruments for which it is practicable to estimate fair value. These estimates are made at a specific point in time based on relevant market data and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering the Bank's entire holdings of a particular financial instrument for sale at one time, nor do they attempt to estimate the value of anticipated future business related to the instruments. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of these estimates.

         Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the fair values presented.

         The following methods and assumptions were used by the Bank to estimate the fair value of its financial instruments at December 31, 1999 and 1998:

         CASH AND CASH EQUIVALENTS: For cash and cash equivalents, the carrying amount is estimated to be fair value.

         INVESTMENT SECURITIES: For investment securities, fair values are based on quoted market prices, where available. If quoted market prices are not available, fair values are estimated using quoted market prices for similar securities and indications of value provided by brokers.

         LOANS: For variable-rate loans that reprice frequently with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates being offered at each reporting date for loans with similar terms to borrowers of comparable creditworthiness. The carrying amount of accrued interest receivable approximates its fair value.

         CASH SURRENDER VALUE OF LIFE INSURANCE POLICIES: The fair value of life insurance policies are based on cash surrender values at each reporting date as provided by the insurers.

         NOTES PAYABLE: The fair values of fixed-rate notes payable are estimated by discounting their future cash flows using rates at each reporting date for similar instruments. The carrying amount of variable rate notes payable approximates their fair value.

         DEPOSITS: The fair values for demand deposits are, by definition, equal to the amount payable on demand at the reporting date represented by their carrying amount. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow analysis using interest rates being offered at each reporting date by the Bank for certificates with similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

                     CLOVIS COMMUNITY BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


19.      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

         COMMITMENTS TO EXTEND CREDIT AND LETTERS OF CREDIT: Commitments to extend credit are primarily for adjustable rate loans. For these commitments, there are no differences between the committed amounts and their fair values. Commitments to fund fixed rate loans and letters of credit are at rates which approximate fair value at each reporting date.

                                                     DECEMBER 31, 1999                 DECEMBER 31, 1998
                                             -------------------------------  ---------------------------------
                                                CARRYING          FAIR           CARRYING            FAIR
                                                 AMOUNT           VALUE           AMOUNT             VALUE
                                             --------------  ---------------  ---------------   ---------------
         Financial assets:
           Cash and due from banks           $  14,087,796     $  14,087,796    $ 10,801,115      $ 10,801,115
           Federal funds sold                     8,921,000        8,921,000      10,440,000        10,440,000
           Investment securities                54,170,377        54,170,377      63,680,501        64,174,101
           Loans                                79,017,405        77,574,000      71,693,223        72,007,000
           Cash surrender value life
              insurance policies                 1,582,138         1,582,138       1,510,522         1,510,522
           Accrued interest receivable              841,158          841,158       1,020,860         1,020,860
                                             --------------  ---------------  ---------------   ---------------

                                             $  158,619,874 $    157,176,469 $   159,146,221   $   159,953,598
                                             =============  ================ ================  ================

         Financial liabilities:
           Deposits                          $  149,147,383 $    149,022,000 $   152,006,327   $   152,119,000
           Notes payable                            250,366          241,000       5,972,423         5,960,000
           Accrued interest payable                 267,147          267,147         334,057           334,057
                                             --------------  ---------------  ---------------   ---------------

                                             $  149,664,896 $    149,530,147 $   158,312,807   $   158,413,057
                                             =============  ================ ================  ================

         Off-balance-sheet financial
           instruments:
           Commitments to extend credit      $  41,929,933  $     41,929,933 $     34,532,711  $    34,532,711
           Standby letters of credit               592,000           592,000        1,018,000        1,018,000
                                             --------------  ---------------- ----------------  ---------------

                                             $  42,521,933  $     42,521,933 $     35,550,711  $    35,550,711
                                             =============  ================ ================  ================

                                           INDEPENDENT AUDITOR'S REPORT



The Shareholders
and Board of Directors
Clovis Community Bank
and Subsidiaries

         We have audited the accompanying consolidated balance sheet of Clovis Community Bank and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clovis Community Bank and subsidiaries as of December 31, 1999 and 1998 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.




                               /s/ Perry-Smith LLP



Sacramento, California
February 3, 2000

Selected Financial Data


SELECTED FINANCIAL DATA

                                                                          YEARS ENDED DECEMBER 31
                                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
------------------------------------------------------ ------------ ------------ ------------ ----------- ------------
CONTINUING OPERATIONS FOR THE YEAR:                       1999         1998         1997         1996        1995
------------------------------------------------------ ------------ ------------ ------------ ----------- ------------
Total interest income                                   $ 11,353     $ 11,912     $ 12,479     $ 11,502    $ 10,111
Total interest expense                                     3,344        4,056        3,989        3,608       3,294
                                                       ------------ ------------ ------------ ----------- ------------
Net interest income before provision for credit            8,009        7,856        8,490        7,894       6,817
losses
Provision for credit losses                               (1,270)      (1,722)      (2,346)        (541)        (60)
Non-interest income                                        2,997        2,677        2,614        2,586       2,643
                                                       ------------ ------------ ------------ ----------- ------------
                                                           9,736        8,811        8,758        9,939       9,400

                                                       ------------ ------------ ------------ ----------- ------------
Non-interest expense                                       8,811        8,750        7,747        8,165       7,568
                                                       ------------ ------------ ------------ ----------- ------------
Income from continuing operations before income taxes        925           61        1,011        1,774       1,832
                                                       ------------ ------------ ------------ ----------- ------------
Income tax (benefit) expense                                 208         (149)         240          562         616
Net income from continuing operations                   $    717     $    210     $    771     $  1,212    $  1,216
                                                       ============ ============ ============ =========== ============
Basic earnings per share from continuing operations     $   0.56     $   0.17     $   0.63     $   1.00    $   1.02
                                                       ============ ============ ============ =========== ============
Diluted earnings per share from continuing operations   $   0.54     $   0.16     $   0.59     $   0.94    $   0.95
                                                       ============ ============ ============ =========== ============
Cash dividends declared per common share                $    -       $    -       $   0.40     $   0.36    $   0.30
                                                       ============ ============ ============ =========== ============

                                                                                  DECEMBER 31
                                                                                (IN THOUSANDS)
------------------------------------------------------ ------------ ------------ ------------ ----------- ------------
BALANCES AT END OF YEAR:                                  1999         1998         1997         1996        1995
------------------------------------------------------ ------------ ------------ ------------ ----------- ------------
Investment securities, Federal funds sold and other
deposits                                                $ 63,191     $ 74,243     $ 44,260     $ 30,893    $ 37,073
Net loans                                                 79,017       71,693       88,951       89,199      73,778
Total deposits                                           149,147      152,006      142,856      130,055     117,199
Total assets                                             167,003      175,088      165,854      153,989     134,589
Shareholders' equity                                      15,816       15,175       15,196       14,797      15,624


------------------------------------------------------ ------------ ------------ ------------ ----------- ------------
AVERAGE BALANCES:                                         1999         1998         1997         1996        1995
------------------------------------------------------ ------------ ------------ ------------ ----------- ------------
Investment securities, Federal funds sold and other
deposits                                                $ 68,284     $ 55,152     $ 34,125     $ 36,248    $ 32,341
Net loans                                                 74,695       81,053       95,666       83,668      72,178
Total deposits                                           147,855      143,297      136,215      122,428     107,138
Total assets                                             165,926      161,730      154,629      140,938     123,664
Shareholders' equity                                      15,694       15,185       14,996       15,211      14,732
Earning assets                                           141,258      136,516      130,098      120,266     105,661

Management's Discussion and Analysis of Financial Condition and Results of Operations

December 31, 1999 and 1998

Management's discussion and analysis should be read in conjunction with the Bank's audited Consolidated Financial Statements, including the Notes thereto, at pages 4 through 35 herein.

         ALL STATEMENTS CONTAINED HEREIN THAT ARE NOT HISTORICAL FACTS, SUCH AS STATEMENTS REGARDING THE BANK'S CURRENT BUSINESS STRATEGY AND THE BANK'S PLANS FOR FUTURE DEVELOPMENT AND OPERATIONS, ARE BASED UPON CURRENT EXPECTATIONS. THESE STATEMENTS ARE FORWARD-LOOKING IN NATURE AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DESCRIBED IN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND INCLUDE, AMONG OTHER THINGS, (1) SIGNIFICANT INCREASES IN COMPETITIVE PRESSURE IN THE BANKING INDUSTRY; (2) CHANGES IN THE INTEREST RATE ENVIRONMENT RESULTING IN REDUCED MARGINS; (3) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED, RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY; (4) CHANGES IN THE REGULATORY ENVIRONMENT; (5) FLUCTUATIONS IN THE REAL ESTATE MARKET; (6) CHANGES IN BUSINESS CONDITIONS AND INFLATION; AND (7) CHANGES IN SECURITIES MARKETS. THEREFORE, THE INFORMATION SET FORTH IN SUCH FORWARD-LOOKING STATEMENTS SHOULD BE CAREFULLY CONSIDERED WHEN EVALUATING THE BUSINESS PROSPECTS OF THE BANK.

OVERVIEW:

         The Bank had net income after income from discontinued operations of $718,000 for the 1999 fiscal year compared to a net loss after loss from discontinued operations of $392,000 for the 1998 fiscal year. The Bank had net income before income from discontinued operations of $717,000 for 1999 compared to net income before loss from discontinued operations of $210,000 for 1998. The primary contributors to net income during 1999 were a $320,000 increase in non-interest income, a $452,000 decrease in the provision for credit losses, and a $603,000 decrease in loss from discontinued operations, which were partially offset by a $357,000 increase in tax expense.

         Income from continuing operations before income taxes was $924,000 for 1999 compared to $61,000 for 1998. Income from the discontinued operations of Clovest before tax expense (benefit) was $2,000 for 1999 compared to a loss of $1,024,000 for 1998. Income from operations of Clovest after tax expense (benefit) was $1,000 for 1999 compared to a loss of $602,000 for 1998.

         Average earning assets for 1999 were $141,258,000 compared to $136,516,000 for 1998. A major contributor to the increase in average earning assets was the $4,558,000 increase in average deposits and the liquidation of certain partnerships and Limited Liability Companies ("LLCs") of Clovest which were non-earning assets. Average non-earning assets of the Bank represented by its interest in Clovest were $1,380,000 for 1999 compared to $4,170,000 for 1998, a decrease of $2,790,000, or 66.9%.

         The Bank's net interest margin decreased 8 basis points to 5.67% for 1999 from 5.75% for 1998. The decrease can be attributed to lower yields on investment securities and loans which were partially offset by lower rates on interest bearing deposits. Total average loans (excluding non-accrual loans), which yielded 10.58% during 1999, decreased by $8,390,000 compared to 1998 when the effective yield was 10.66%. The decrease in loans necessitated placing earning assets in lower yielding investments. The average investments (including interest bearing deposits with other banks and Federal funds sold) yielded 5.32% during 1999 compared to 5.87% in1998. The Bank's emphasis in 1999 continued to be on increased loan volume and improved loan quality. With that process well underway, the Bank has positioned itself to direct its resources at rebuilding its core lending business.

         As discussed under "Discontinued Operations", Note 7 "Notes to Consolidated Financial Statements", page 20, in July 1998 the Bank announced its decision to discontinue operations of its real estate investment subsidiary, Clovest. The Bank's investment in real estate at December 31, 1999 was $502,000 compared to $7,251,000 at December 31, 1998, a $6,749,000 decrease. The investment in real estate has been classified as non-earning assets for the purposes of computing net interest margin.

         Several major management changes occurred during the periods under review. During the first half of 1998, the President and Chief Executive Officer announced his retirement. A new President and Chief Executive Officer was appointed as of June 1,1998 and, in August 1998, a new position of Credit Review Manager was established. In the first quarter of 1999, a position of Manager, Retail and Consumer Banking was created with job responsibilities which will move the focus of the Bank to a customer retention and needs-based sales environment. Additionally, in the fourth quarter of 1999, the responsibilities and duties of the former senior credit officer position were restructured to reflect the Bank's strategic plan. In the past, the senior credit officer position was two-fold: business development and credit quality/credit processing. As a result of the restructuring, the position of Manager, Commercial and Business Banking, was created to focus on the Bank's business growth and the position of Chief Credit Officer was created to continue to focus on credit quality.

         The cornerstone of a community bank is its branch system. While other financial institutions have been closing, merging, and reducing offices, the Bank has adopted a strategic plan to expand into areas where the demographics for small business and future population growth appear favorable.

         The many mergers and acquisitions which occurred in 1999 and 1998 have resulted in numerous opportunities to bring new business and experienced personnel to the Bank. One of the first responsibilities of the new Manager, Commercial and Business Banking will be to establish a loan production office in the Northeast section of Fresno in the first quarter of 2000, and to focus on those opportunities. Additionally, the Manager of Retail and Consumer Banking will be opening a new branch in Northwest Fresno in an established upscale shopping center. Both facilities will provide the Bank with an opportunity to expand its loan and deposit base; however, based on past experience, management expects that these new offices may initially have a negative impact on earnings until the volume of business grows to cover overhead expenses.

         The Bank's market focus for loans continues to concentrate on medium to small commercial business. These loans offer diversification as to industries and types of business, with no limiting material exposure in any industry concentrations. The Bank offers both fixed and floating interest rates and obtains collateral in the form of real estate, deposit accounts, and accounts receivable, but looks to business cash flow as its primary source of repayment. Although the Bank believes that it has achieved significant diversity within its portfolio, the Bank is susceptible to general real estate economic trends. As of December 31, 1999, the Bank had a concentration of real estate loans representing approximately 41.5% of total loans. Although management believes such concentrations have no more than the normal risk of collectibility of real estate related loans, a substantial decline in real estate values could have an adverse impact on collectibility, increase the level of real estate-related non-performing loans, or have other adverse effects which alone or in the aggregate could have a material adverse effect on the financial condition of the Bank. No one borrower had aggregate credit commitments exceeding 5.6% of the loan portfolio at December 31, 1999.

         During 1999, the Bank developed and introduced several new products such as Quick Business Line, Quick Lease Line, Quick Business Loan, and Home Equity Line. In 1998, a Small Business Administration Lending Department (SBA) was established. In 1999, loan processing and loan documentation was streamlined with the introduction of credit scoring, and additional loan support personnel were added. In addition, extensive sales and referral training for all customer contact personnel was implemented.

         Average assets during 1999 were $165,926,000 compared to $161,730,000 for 1998, an increase of $4,196,000, or 2.6%. Return on average assets (ROA) and return on average equity (ROE) for the periods under review are reflected in the following table.

-------------------------------------------------------------------------- --------------------- ---------------------
                                                                            FOR THE YEAR ENDED    FOR THE YEAR ENDED
                                                                            DECEMBER 31, 1999     DECEMBER 31, 1998
-------------------------------------------------------------------------- --------------------- ---------------------
ROA after gain (loss) from discontinued operations                                        0.43%               (0.24%)
-------------------------------------------------------------------------- --------------------- ---------------------
ROE after gain (loss) from discontinued operations                                        4.63%               (2.58%)
-------------------------------------------------------------------------- --------------------- ---------------------
ROA before gain (loss) from discontinued operations                                       0.43%                0.13%
-------------------------------------------------------------------------- --------------------- ---------------------
ROE before gain (loss) from discontinued operations                                       4.63%                1.38%
-------------------------------------------------------------------------- --------------------- ---------------------


RESULTS OF OPERATIONS

         Net income for 1999 was $718,000 compared to a net loss of $392,000 in 1998, a $1,110,000 increase. The increase in net income in 1999 resulted from an increase in non-interest income, a decrease in interest expense, income instead of loss from discontinued operations, and a decrease in loan loss provision, which were partially offset by a decrease in interest income and an increase in non-interest expense.
         .
         Net interest income is the Bank's primary source of revenue. Net interest income is the difference between the interest income received on interest-earning assets and the interest expense paid on interest-bearing liabilities. Net interest income is primarily affected by two factors, the volume and mix of interest-earning assets and interest-bearing liabilities and the interest rates earned on those assets and paid on the liabilities.

         Interest income from loans decreased 11.0%, or $952,000, in the year ended 1999 as average total loan volumes declined 7.5% to $77,234,000 for 1999 compared to $83,483,000 for 1998. Loan demand in the Central Valley has become highly competitive in both rates and fees with major banks as well as other community banks vying for loan demand. The $6,249,000 reduction in average loan volume can also be attributed to the Bank's efforts in 1999 to refine the lending process and improve the quality of the loan portfolio. Significant progress has been made in the Bank's SBA lending with average SBA loan volumes increasing to $2,987,000 for 1999 compared to $1,338,000 for 1998, a 112.2% increase. The Bank has been active in the SBA market since its inception and in 1998 established a distinct SBA Lending Department. The Bank anticipates receiving its SBA Preferred Lender status during the first half of 2000. This status would allow the Bank to compete more effectively with other SBA lenders and provide more expedient responses to credit requests.

         A significant portion of the Bank's loan portfolio utilizes prime rate as a reference point in pricing its loans. The West Coast prime rate averaged 8.00% in 1999 and 8.30% in 1998 compared to the effective yields on the Bank's loans (excluding non-accrual loans) in 1999 of 10.58% and 10.66% for 1998.

         Average non-accrual loans for 1999 were $4,260,000 compared to $2,119,000 in average non-accrual loans for 1998. At December 31, 1999, the Bank had $3,618,000 in non-accrual loans compared to $4,033,000 at December 1998. Two real estate commercial borrowing relationships represented 90.4% of the total non-accrual loans at December 31, 1999. The ratio of non-accrual loans to total loans was 4.5% at December 31, 1999 compared to 5.4% at December 31, 1998.

          The designation of a loan as non-accrual for financial reporting purposes does not relieve the borrower of its obligation to pay interest. Accordingly, the Bank may ultimately recover all or a portion of the interest due on these non-accrual loans. A non-accrual loan returns to accrual status when the loan becomes contractually current and future collectibility of amounts due is reasonably assured.

         The investment policy of the Bank is established by the Board of Directors and implemented by the Asset/Liability Committee. It is designed primarily to provide and maintain liquidity, to enable the Bank to meet its pledging requirements for public money and borrowing arrangements, to generate a favorable return on investments without incurring undue interest rate and credit risk, and to complement the Bank's lending activities.

         Investments typically have yields lower than loans. Interest income from investment securities, Federal funds sold, and interest-bearing deposits in other banks increased 12.1% in 1999 compared to 1998. Average investment securities and interest-bearing deposits in other banks increased 36.3%, or $16,390,000, to $61,492,000 for 1999 compared to $45,102,000 for 1998. Average federal funds sold decreased $3,258,000 in the periods under review. The increase in investment volume is a direct result of the $6,249,000 decrease in average loan volume, a $4,558,000 increase in average deposit volume and the $2,790,000 average reduction in Clovest real estate projects. The effective yield on the investment portfolio and other interest bearing deposits for 1999 was 5.38% compared to 6.00% in 1998. The effective yield on Federal funds sold averaged 4.81% in 1999 compared to 5.27% during 1998. As discussed above, the focus of the lending staff is now concentrated on business development to return the loan volumes to their prior levels which may reduce the investment portfolio in the future.

         In an effort to increase yields without accepting unreasonable risk, a significant portion of the new investment purchases has been in high quality mortgage-backed securities (MBS) and collateralized mortgage obligations (CMOs). These securities typically provide a higher yield than U.S. Treasuries, government agencies, and municipal investments. The Bank held $37,138,000, or 68.1%, of the total investment portfolio in MBS and CMOs with an average weighted yield of 7.5% at December 31, 1999 compared to $36,387,000, or 64.3% of the total investment portfolio at December 31, 1998, with an average weighted yield of 8.0%. In comparison, the Bank held $4,990,000 in agency securities with an average weighted yield of 5.6% at December 31, 1999 and $17,742,000 in agency securities with an average weighted yield of 6.0% at December 31, 1998.

         Management's review of investments before purchase includes an analysis of how the security will perform under several interest rate scenarios to evaluate whether investments are consistent with the Bank's investment policy. The policy addresses issues of average life, duration, prohibited investments, and prohibited practices. The Bank recognizes the interest rate risk and prepayment risks associated with MBS and CMOs. In a declining rate environment, prepayments from MBS and CMOs would be expected to increase and the expected life of the investment would be expected to shorten. Conversely, if interest rates increase, prepayments would be expected to decline and the average life of the MBS and CMOs would be expected to extend. The Bank has purchased certain of these investments which are meant to perform well in an increasing rate environment and others that are meant to perform well in a declining rate environment, with the ultimate goal of a balanced portfolio. At December 31, 1999, the Bank's market risk was moderately higher in an increasing rate environment versus a declining rate environment. With an immediate rate increase of 200 basis points the estimated decrease in the market value of the Bank's investment portfolio would be $3,962,000. Conversely, with an immediate rate decrease of 200 basis points, the estimated increase in the market value of the Bank's investment portfolio would be$3,516,000. While an immediate shock of 200 basis points is highly unlikely, the Bank uses those increments to measure its interest rate risk in accordance with regulatory requirements.

         The Bank offers a variety of deposit accounts having a range of interest rates and terms. The Bank's deposits consist of savings, demand deposits, and certificate of deposit accounts. The flow of deposits is influenced significantly by general economic conditions, changes in the money market and prevailing interest rates and competition. The Bank's deposits are obtained primarily from the geographic area in which its offices are located. The Bank relies primarily on customer service and long-standing relationships with customers to attract and retain these deposits. The Bank does not use brokered deposits, and based on historical experience, management believes it will continue to retain a large portion of its time deposit accounts at maturity.

         Interest expense in 1999 was $3,344,000 compared to $4,056,000 in 1998. This $712,000 or 17.6% decrease can be attributed to lower interest rates in the first half of 1999 as well as an increase in non-interest bearing deposits as a percentage of total deposits. Average non-interest bearing deposits for 1999 were $35,212,000 or 23.8% of average deposits compared to $31,548,000 or 22.0% of average deposits for 1998, an 11.6% increase. This level of increase is not expected to continue as rates increased twice in the third quarter of 1999 and again in February 2000. Continued increases in rates would provide more incentive for depositors to return to interest bearing accounts. Likewise, as rates increase earnings rates on deposit accounts may increase, providing more income to offset services used; therefore, less non-interest bearing deposit balances would be required.


         Net interest income before provision for credit losses at December 31, 1999 was $8,009,000, an increase of $153,000, or 2.0%, from the $7,856,000 reported at December 31, 1998. The increase in net interest income can be mainly attributed to the decrease in interest expense.

         The Bank provides for possible credit losses by a charge to operating income based upon the composition of the loan portfolio, past levels of delinquencies, losses and non-performing assets, economic and environmental conditions and other factors which, in management's judgment, deserve recognition in estimating loan losses. Loans are charged off when they are considered uncollectible or of such little value that continuance as an active earning bank asset is not warranted.

         The establishment of an adequate credit allowance is based on both an accurate risk rating system and loan portfolio management tools. Management has established initial responsibility for the accuracy of credit risk grades with the individual credit officer. The grading is then submitted to the Chief Credit Officer (CCO) who then reviews for accuracy. The risk grading and reserve allocation is analyzed periodically by a third party credit reviewer and by various regulatory agencies.

          The CCO sets the specific reserve for all adversely risk-graded credits monthly. This process includes the utilization of loan delinquency reports, classified asset reports, and portfolio concentration reports to assist in accurately assessing credit risk and establishing appropriate reserves. Reserves are also allocated to all credits that are not adversely graded. Use of historical loss experience within the portfolio along with peer bank loss experience determines the level of reserves held.

         The allowance for credit losses is reviewed at least quarterly by the Directors' Audit Committee and by the Board of Directors. Reserves are allocated to loan portfolio segments using percentages which are based on both historical risk elements such as delinquencies and losses and predictive risk elements such as economic, competitive and environmental factors. The Bank has adopted the specific reserve approach to allocate reserves to each adversely graded asset, as well as to each impaired asset for the purpose of estimating potential loss exposure. Although the allowance for credit losses is allocated to various portfolio segments, it is general in nature and available for the loan portfolio in its entirety. Additions may be required based on the results of a contractual independent loan portfolio examination, a regulatory agency examination, or the Bank's own internal review process. Additions are also required when, in management's judgment, the reserve does not properly reflect the potential loss exposure.

          Managing credits identified through the risk evaluation methodology includes developing a business strategy with the customer to mitigate Bank losses. Management continues to monitor these credits with a view to identifying as early as possible when, and to what extent, additional provisions may be necessary. The provision for credit losses was $1,270,000 in 1999 compared to $1,722,000 during 1998. The 1999 provision reflects management's evaluation of continued deterioration in four borrowing relationships.

         The ratio of net credit losses to average total loans outstanding was 2.57% in 1999 compared to 1.64% in 1998. Net charge-offs for 1999 were $1,983,000 compared to $1,372,000 for 1998. The charge-offs in 1999 primarily related to four commercial credit relationships. In 1999, charge-offs of $2,533,000 occurred in which $2,406,000 were primarily in the commercial loan area compared to charge-offs totaling $1,623,000 in 1998 of which $1,216,000 were in the commercial loan area. Offsetting these charge-offs were $550,000 in recoveries in 1999 compared to $250,000 in recoveries for 1998. Recoveries were mainly attributable to the commercial loan area. The Bank had no restructured loans or loans past due 90 days or more at December 31, 1999. For information regarding impaired loans, refer to Notes 1,3, "Notes to Consolidated Financial Statements" at page 12.

           The allowance for credit losses was $2,236,000 at December 31, 1999, or 2.74% of total loans, compared to $2,949,000, or 3.93% of total loans, at December 31, 1998. Based on information currently available, management believes that the allowance for credit losses is adequate to absorb potential risks in the portfolio. However, no assurance can be given that the Bank may not sustain charge-offs which are in excess of the allowance in any given period.

         Net interest income after the provision for credit losses increased $605,000, or 9.9%, in 1999 to $6,739,000 from $6,134,000 in 1998.

         Non-interest income increased $320,000, or 12.0%, to $2,997,000 in 1999 from $2,677,000 in 1998. Non-interest income includes fees, charges and other income, as well as any gain or loss on securities transactions. Increases in 1999 reflect increases in service charges, rentals from equipment leased to others, and other non-interest income, which were partially offset by decreases in loan placement fees and loss on investments sold.

         Service charge income increased $79,000, or 8.5%, in 1999 compared to 1998. A new fee structure implemented in the first half of 1999 and additional deposit account growth associated with the increase in average deposit volumes contributed to the increase.

         Rentals from equipment leased to others increased $217,000, or 20.5%, from 1998 to 1999. Offsetting this increase in income is the related increase in depreciation on equipment leased to others reflected in non-interest expenses. Average equipment leased to others increased $252,000, or 10.3%, to $2,697,000 for 1999 from $2,445,000 for 1998. See Note 4 "Notes to Consolidated Financial Statement", page 17 for details.

         The Bank earns loan placement fees from the brokerage of single-family residential mortgage loans. Loan placement fees decreased $45,000, or 17.3%, to $215,000 for 1999 compared to $260,000 for 1998. Increased interest rates during the fourth quarter may have affected purchases and refinancing in the single-family residential market. Opportunities for refinancing are becoming more difficult for new homeowners as the rate environment for the past two years has been relatively low.

         Net realized losses on sales of investment securities were $48,000 for 1999. The majority of the loss reflects the replacement of lower yielding investments with higher yielding investments which resulted in an immediate loss at the time of sale.

         Other non-interest income increased $116,000, or 27.2% to $543,000 in 1999 from $427,000 in 1998. The primary contributors to the increase in 1999 were the recovery on the sale of one other real estate owned (OREO) asset, new fee income-generating charges and income generated through the sale of non-deposit investment products through Investment Centers of America. These increases can be partially attributed to the Bank's overall emphasis on promoting a cross-selling culture and rewarding all employees for referrals. Other increases reflect interest received on income tax refunds for prior years as well as a prior year's operating loss recovery.

         Non-interest expense for 1999 increased by $61,000, or 0.7%, compared to 1998. The major component of the increase was depreciation on equipment leased to others partially offset by decreases in the provision for other real estate, legal fees, auditing and accounting fees and other non-interest expenses.

          Depreciation on equipment leased to others increased $165,000, or 18.0% which was offset by an increase in rental income from equipment leased to others discussed above.

         Other expense decreased $250,000, or 7.2%, to $3,237,000 in 1999 from $3,487,000 in 1998. Major components of the decrease were auditing and accounting fees, consulting fees which can be attributed to the resolution of regulatory issues, and the decrease in legal fees which reflects refunded legal expenses related to on-going litigation involving Clovest and one of its partnerships. Other contributors were a decrease in OREO valuation expenditures on a property which was sold in 1999. Refer to Note 15, "Notes to Consolidated Financial Statement" at page 32 for detail. Offsetting these decreases was the $361,000 increase in other non-interest expenses.

         Other non-interest expenses were $1,495,000 for 1999 compared to $1,134,000 for 1998. Major contributors were increases in repossession expense of $20,000, education/training of $14,000, deposit expenses of $15,000, operating losses of $27,000, deferred compensation expense of $42,000, credit card expense of $12,000, and computer software expense of $29,000.

         Income tax expense was $208,000 for 1999 compared to a tax benefit of $149,000 for 1998. Income from continuing operations after income taxes was $717,000 for 1999 compared to $210,000 for 1998.

         Income from discontinued operations net of income taxes, which reflects income from the operations of Clovest, was

$1,000 for 1999 compared to a loss after tax benefits of $602,000 for 1998. Clovest has been successful in the dissolution of the majority of its partnerships and LLCs. See "Discontinued Operations", Note 7, "Notes to Consolidated Financial Statements", at page 19.

MARKET RISK

         Market risk is the risk of loss from adverse changes in market prices and rates. The Bank's market risk arises primarily from interest rate risk inherent in loan and deposit functions. Management actively monitors and manages this interest rate risk exposure.

         Fluctuations in market interest rates expose the Bank to potential gains and losses. The primary objective of asset/liability management is to manage the balance between rate sensitive assets and rate sensitive liabilities being repriced in any given period in order to maximize net interest income during periods of fluctuating interest rates.

         Rate sensitive assets are those which contain a provision to periodically adjust the interest rate (for example, a loan in which prime rate determines the basis of the rate charged on outstanding balances). Those assets include certain commercial, real estate mortgage and construction loans and certain investment securities, Federal funds sold and time deposits in other financial institutions. Rate sensitive liabilities are those which provide for periodic changes in interest rate and include interest bearing transaction accounts, money market accounts and time certificates of deposit. Analysis has shown that because of time and volume influences, the repricing of assets and liabilities is not tied directly to the timing of changes in market interest rates. If repricing assets exceed repricing liabilities in a time period, the Bank would be considered "asset sensitive" and have a "positive gap". Conversely, if repricing liabilities exceed repricing assets in a time period the Bank would be considered "liability sensitive" and have a "negative gap."

         Managing interest rate risk is important to the Bank as its net interest margin can be affected by the repricing of assets and liabilities. Management uses several different tools to monitor its interest rate risk. One measure of exposure to interest rate risk is gap analysis. Additionally, the Bank utilizes an asset/liability model program which provides a detailed quarterly analysis of the Bank's financial reports, to include a ratio analysis of liquidity, equity, strategic free capital, volatile liability coverage, and maturity of the investment portfolio. In addition, a trend analysis is generated which provides a projection of the Bank's asset and liability sensitivity position over a one-year period. Exposure to interest rate changes is calculated within the program to ascertain interest rate risk in actual dollar exposure resulting from incremental changes in market interest rates. The incremental changes are generally referred to as "shocks". These "shocks" measure the effect of sudden and significant rate changes on the Bank's interest income. Because assets may not reprice in the same way as liabilities, adjustments to the model are made to reflect these differences. For example, the time between when the Bank changes its rate on deposits may lag behind the time the Bank changes the rate it charges on loans. Additionally, the interest rate change may not be in the same proportion for assets and liabilities. Interest rates on deposits may not decrease in the same proportion as a decrease in interest rates charged on loans. Conversely, interest rates on deposits may not be increased in the same proportion as rates charged on loans.

         The following table sets forth the distribution of repricing opportunities of interest-earning assets and interest-bearing liabilities, the interest rate sensitivity "gap" (i.e. interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap and the cumulative gap as a percentage of total interest-earning assets as of December 31, 1999. The table also sets forth the time periods during which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. The interest rate relationships between the repriceable assets and repriceable liabilities are not necessarily constant. The table should, therefore, be used only as a guide as to the possible affect changes in interest rates might have on the net interest margin of the Bank.

         Additionally, the table reflects actual maturity of MBS and CMO securities which are inconsistent with the average life of the securities due to prepayments and normal paydowns. The inherent weakness in gap analysis is that it does not consider the cash flow generated by MBS and CMO security investments throughout the holding of the security and assumes that the total amount of the security will mature at the stated maturity date. As stated previously, MBS and CMOs totaled $37,138,000 at December 31, 1999 with a market value of $36, 627,000. The average life table below reflects the expected average life of the MBS and CMO portfolio based on current paydown levels.


                                                                               OVER THREE        OVER ONE
                                                             NEXT DAY TO     MONTHS THROUGH    YEAR THROUGH  OVER FIVE
                 (DOLLARS IN THOUSANDS)                      THREE MONTHS    TWELVE MONTHS      FIVE  YEARS    YEARS      TOTAL
                                                        ------------------------------------------------------------------------
Assets:
    Federal funds sold                                              $8,921    $       -0-      $     -0-     $    -0-   $  8,921
    Taxable investment securities*                                   1,820            -0-          9,395      40,891      52,106
    Non-taxable investment securities*                                 -0-            -0-            -0-       2,704       2,704
    Loans                                                           44,454          5,396         20,728      10,927      81,505
                                                                ----------    -----------      ---------   ---------    --------
        Total interest-earning assets                             $ 55,195        $ 5,396      $  30,123     $54,523    $145,237
                                                                ==========    ===========      =========   =========    ========
Liabilities:
   Savings deposits                                               $ 69,152        $   -0-      $     -0-      $  -0-    $ 69,152
   Time deposits                                                    22,913         17,441          4,676         -0-      45,030
    Notes Payable                                                                     155             95                     250
                                                                              -----------      ---------   ---------    --------
        Total interest-bearing liabilities                        $ 92,065      $ 17,596       $   4,771      $  -0-    $114,432
                                                                ----------    -----------      ---------   ---------    --------

Net (interest-bearing liabilities) interest-earning               $(36,870)     $ (12,200)       $25,352     $54,523    $ 30,805
assets
Cumulative net(interest-bearing  liabilities) interest-
   earning  assets ("GAP")                                        $(36,870)     $ (49,070)       (23,718)   $30,805
                                                                ==========    ===========      =========   =========
Cumulative GAP as a  percentage of total  interest-
    Earning assets                                                 (25.39%)       (33.79%)       (16.33%)     21.21%
                                                                ==========    ===========      =========   =========


SCHEDULE OF AVERAGE LIFE OF MBS AND CMOS AT DECEMBER 31, 1999.*
---------------------------------- --------------- ------------------ ----------------------- --------------- -------------------
                                                      OVER THREE
                                    NEXT DAY TO     MONTHS THROUGH    OVER ONE YEAR THROUGH     OVER FIVE
(DOLLARS IN THOUSANDS)              THREE MONTHS     TWELVE MONTHS          FIVE YEARS            YEARS       TOTAL MBS AND CMOS
---------------------------------- --------------- ------------------ ----------------------- --------------- -------------------
At December 31, 1999                   $684,000        $2,051,000          $31,375,000          $3,028,000       $37,138,000
---------------------------------- --------------- ------------------ ----------------------- --------------- -------------------

*Stated at Book Value.

The table indicates that the Bank is liability sensitive in the next day through 5 year periods and becomes asset sensitive in the more than five year period.

         The following table sets forth the distribution of the expected maturities of interest-earning assets and interest-bearing liabilities as of December 31, 1999 as well as the fair value of these instruments. Expected maturities are based on contractual agreements. Savings accounts and interest-bearing transaction accounts, which have no stated maturity, are included in the 2000 maturity category.

(Dollars in thousands)                    2000      2001       2002       2003       2004   THEREAFTER    TOTAL   FAIR VALUE
                                      ----------- ---------- ---------- ---------- -------- ----------  --------- ----------
Federal funds sold                      $8,921                                                           $8,921    $ 8,921
   Weighted average rate                 4.63%                                                            4.63%
Investment securities (1)                  411     $1,473     $4,112     $1,248    $ 3,995    $43,571    54,810     54,170
   Weighted average rate                 4.63%      6.25%      6.59%      5.41%      5.99%      7.00%     6.84%

Fixed rate loans                         8,070      4,344      2,784      2,267      4,204     21,333    43,002     41,558
   Weighted average rate                 9.97%      9.97%       9.90      9.76%      8.92%      8.90%     9.32%

Variable rate loans (2)                 21,728      1,712        444        402        297     13,919    38,502     38,502
   Weighted average rate                 9.87%     10.36%      9.68%     10.53%     10.55%      9.77%     9.86%
                                      ----------- ---------- ---------- ---------- -------- ----------  --------- ----------
Total interest-bearing assets
                                       $39,130     $7,529     $7,340     $3,917     $8,496    $78,823   $145,235   $143,151
                                      =========== ========== ========== ========== ======== ==========  ========= ==========

Savings deposits(3)                    $69,152                                                          $69,152    $69,152
   Weighted average rate                 1.63%                                                            1,63%
Time deposits                           37,346     $7,287       $397                                     45,030     44,905
   Weighted average rate                 4.69%      4.89%      4.96%                                      4.82%
                                      ----------- ---------- ---------- ---------- -------- ----------  --------- ----------
Notes Payable                              155         95                                                   250        240
                                           ===         ==                                                   ===        ===
    Weighted average rate                6.88%      5.65%                                                 6.40%
                                      =========== ==========                                            =========
Total interest-bearing liabilities
                                      $106,653     $7,382       $397       $-0-       $-0-       $-0-  $114,432   $114,297
                                      =========== ========== ========== ========== ======== ==========  ========= ==========

TERMINATION OF REGULATORY ORDERS

         During 1998, the Bank was subject to regulatory orders issued by the FDIC and DFI which addressed certain matters that arose out of a joint examination of the Bank. The Orders were terminated during the first quarter of 1999 after less than one year and were replaced by a Board Resolution adopted by the Board of Directors. The Board Resolution was rescinded February 16, 2000.

LIQUIDITY MANAGEMENT

         The object of liquidity management is to maintain cashflow adequate to fund the Bank's operations and to meet obligations and other commitments on a timely and cost effective basis. Management accomplishes this objective through the selection of asset and liability maturity mixes that it believes will meet the Bank's needs.

         Liquidity is provided by the Bank's core deposit base, shareholders' equity, and reductions in assets which can be immediately converted to cash at minimal cost. Liquid assets, which consist of cash, deposits in other financial institutions, Federal funds sold and available for sale investment securities, averaged $61,465,000 for 1999, or 37.0% of average assets compared to $69,005,000 or 42.8% of average assets for 1998. The ratio of average liquid assets to average demand deposits was 174.6% for 1999 as compared to 242.1% in 1998. Year 2000 liquidity issues significantly affected the decreases in the liquidity ratios. The Bank committed $10,519,000 in securities as collateral for the Federal Reserve Discount Window availability in the event of the need for immediate liquidity due to Year 2000 issues. Decreases in the loan and deposit volumes also affected the Bank's liquidity ratios. The Bank's loan to deposit ratio at December 31, 1999 was 54.5% compared to 49.1% at December 31, 1998.

         The Bank adopted SFAS 133, Accounting for Derivative Instruments and Hedging Activities, early and used the opportunity to re-classify its held -to-maturity investment portfolio into available for sale. On April 1, 1999, the Bank transferred all held- to- maturity securities to its available- for- sale classification. For information regarding the transfer of held-to-maturity securities, refer to Note 1 and 2 "Notes to Consolidated Financial Statements, page 14.

         Unpledged investment securities may also provide liquidity. At December 31, 1999, $37,891,000 in unpledged securities were available as collateral for borrowing. Additionally, maturing loans provide liquidity. At December 31, 1999, approximately $7,537,000 in loans were scheduled to mature within the next ninety days.

         The Bank has unsecured lines of credit with its correspondent banks in the amount of $5,900,000 at interest rates which are tied to changes in the Federal funds and Federal Reserve discount rates. The Bank also has a line of credit with the Federal Reserve Bank of San Francisco collateralized by $10,043,000 in securities that bears interest at the prevailing discount rate. As discussed above, the unusually high volume of collateral pledged to the Federal Reserve Bank was due to Year 2000. The amount of the credit line varies according to the Bank's deposit base and other factors. At December 31, 1999, and 1998, the Bank had no outstanding balances on these credit lines.

Year 2000 Data Processing Issues

         Clovis Community Bank previously recognized the material nature of the business issues surrounding computer processing of dates into and beyond the Year 2000 and began taking corrective action as required pursuant to the interagency statements issued by the Federal Financial Institutions Examination Council. Management believes the Bank has completed all of the activities within its control to ensure that the Bank's systems are Year 2000 compliant. The Bank has not experienced any interruptions to normal operations due to the start of the Year 2000.

         Clovis Community Bank's Year 2000 readiness costs were approximately $100,000. The Bank does not currently expect to incur any additional costs to address Year 2000 issues.

         As of February 29, 2000, the Bank has not experienced any material disruptions of its internal computer systems or software applications and has not experienced any problems with the computer systems or software applications of its third party vendors, suppliers or service providers. The Bank will continue to monitor these third parties to determine the impact, if any, on its business and the actions it must take, if any, in the event of non-compliance by any of these third parties. Based upon the Bank's assessment of compliance by third parties, there appears to be no material business risk posed by any such non-compliance.

         Although Clovis Community Bank's Year 2000 rollover did not present any material business disruptions, there are some remaining Year 2000 related risks, including risks due to the fact that the Year 2000 is a leap year. Management believes that appropriate actions have been taken to address these remaining Year 2000 issues and contingency plans are in place to minimize the financial impact to the Bank. Management, however, cannot be certain that Year 2000 issues affecting its customers, suppliers or service providers will not have a material adverse impact on the Bank.

Stock Price Information

         The Bank's common stock is not listed on any exchange nor is it listed with NASDAQ. Trading of the Bank's common stock has been limited in volume with transactions coordinated between buyer and seller utilizing brokers to accommodate activity. Bid and asked prices for the Bank's common stock are quoted weekly in "the Fresno Bee" and the "pink sheet" (National Daily Quotation Service). They can also be found on the internet under the symbol CVIC.

         The Bank paid a 10% stock dividend in 1999 and no dividend was paid in 1998. Unless the prior approval of the California Commissioner of Financial Institutions is obtained, cash dividends are limited to the lesser of the Bank's retained earnings or undistributed net income for the last three years. As of March 15, 2000 the Bank had 422 shareholders of record.

                                              BID QUOTATIONS OF
                                           THE BANK'S COMMON STOCK
----------------------------------- ------------------ -------------------
QUARTER ENDED                            LOW BID            HIGH BID
----------------------------------- ------------------ -------------------
March 31, 1998                          $  24.00           $  25.00
June 30, 1998                              24.50              25.50
September 30, 1998                         23.00              25.00
December 31, 1998                          23.75              24.25
March 31, 1999                             21.50              23.00
June 30, 1999                              20.00              21.00
September 30, 1999                         16.00              17.50
December 31, 1999                          15.00              16.00

                                       BOARD OF DIRECTORS AND OFFICERS

DIRECTORS:                                                OFFICERS:
Daniel N. Cunningham, Chairman of the Board                   Daniel J. Doyle
Vice President and Director                                   President and Chief Executive Officer
Quinn Properties
                                                              Gayle Graham
                                                              Senior Vice President, Cashier

David E. Cook, Secretary                                      Gary Quisenberry
Retired                                                       Senior Vice President, Commercial and Business Banking

Sidney B. Cox                                                 Carol Simpson
Owner                                                         Senior Vice President, Consumer and Retail Banking
Cox Communications

Daniel J. Doyle                                               Thomas L. Sommer
President and CEO                                             Senior Vice President, Chief Credit Officer
Clovis Community Bank

Steven D. McDonald                                            Stan Davis
President                                                     Vice President, Branch Manager
McDonald Properties, Inc.

Louis McMurray                                                Bob E. Florence
President                                                     Vice President, Business Development
Charles McMurray Co.

Wanda L. Rogers                                               Steve Freeland
Rogers Helicopters, Inc.                                      Vice President, Special Assets Officer

William Smittcamp                                             Frank Gallegos
Owner                                                         Vice President, Manager SBA Department
Wawona Frozen Foods

Yoshito Takahashi                                             Barbara Gillmore
Investments                                                   Vice President, Human Resources

Joseph B. Weirick, Treasurer                                  Ken Herron
Investments                                                   Vice President, Commercial Loan Officer

Independent Auditors                                          Bernie Kraus
 Perry-Smith & Co., LLP, Sacramento, CA                       Vice President, Commercial Loan Officer

                                                              Randy Kammerer
                                                              Vice President, Commercial Loan Officer
COUNSEL
Lillick & Charles LLP, San Francisc, CA                       Derrell G. Lejeune
                                                              Vice President, Commercial Loan Officer

                                                              Debbie Long
                                                              Vice President, Manager Real Estate Division

                                                              Rona Melkus
                                                              Vice President, Controller

                                                              Don Mendenhall
                                                              Vice President, Commercial Loan Officer

                                                              Steve Morales
                                                              Vice President, Manager Information Services

                                     Teresa Palsgaard
                                     Vice President, Development Officer

                                     JoAnn Price
                                     Vice President, Commercial Banking Officer

                    Locally Owned and Independent since 1980


                               Clovis Main Office
                               600 Pollasky Avenue
                                Clovis, CA 93612
                                 (209) 298-1775


                                Fig Garden Office
                              726 West Shaw Avenue
                                Fresno, CA 93710
                                 (559) 221-2760


                      River Park Commercial Banking Center
                            8843 North Fresno Street
                                Fresno, CA 93720


                                 Foothill Office
                               29430 Auberry Road
                                Prather, CA 93651
                                 (209) 855-4100


                               Shaver Lake Office
                                   Highway 168
                              Shaver Lake, CA 93664
                                 (209) 8421-7200


                           SAVE MART IN-STORE OFFICES:
                               CHAMPLAIN & PERRIN
                                Fresno, CA 93720
                                 (209) 434-8944


                                 CLOVIS & HENDON
                                Clovis, CA 93612
                                 (209) 323-2200


                                  FIRST & NEES
                                Fresno, CA 93720
                                 (209) 447-3350

                               Real Estate Office
                         795 Pollasky Avenue, Suite 101
                                Clovis, CA 93612
                                 (209) 297-6644